Exhibit 4.2

EXECUTION VERSION

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

Date: 3 August 2015

LAFARGE HOLDINGS (PHILIPPINES), INC.

CALUMBOYAN HOLDINGS, INC.

ROUND ROYAL, INC.

SOUTHWESTERN CEMENT VENTURES, INC.

CRH INTERNATIONAL

and

CRH PLC

AMENDED AND RESTATED

PUT AND CALL OPTIONS AGREEMENT

PROJECT CITIES SHARES

(PHILIPPINES)

EXECUTION VERSION

CONTENTS

Clause		Page
1.	DEFINITIONS AND INTERPRETATION	2
2.	PUT OPTION AND CALL OPTION OVER THE SUBJECT SHARES	20
3.	PRICE	21
4.	PRICE ADJUSTMENT	22
5.	CONDITIONS PRECEDENTS	26
6.	PRE-CLOSING UNDERTAKINGS	32
7.	CLOSING	36
8.	INTER-COMPANY TRADING AMOUNTS AND INTER COMPANY NON-TRADING
	AMOUNTS	38
9.	SELLERS WARRANTIES	40
10.	LIMITATIONS ON LIABILITY	45
11.	SELLER INDEMNITY	56
12.	PURCHASER WARRANTIES	57
13.	TRANSFER TAXES	59
14.	INSURANCE	59
15.	CHANGES OF NAME	60
16.	INFORMATION, RECORDS AND ASSISTANCE POST-CLOSING	61
17.	POST-CLOSING COVENANTS	61
18.	NO RIGHTS OF RESCISSION OR TERMINATION	63
19.	PAYMENTS	64
20.	ANNOUNCEMENTS	65
21.	CONFIDENTIALITY	65
22.	ASSIGNMENT	67
23.	FURTHER ASSURANCES	67
24.	WRONG POCKETS	67
25.	SUPPLY AGREEMENTS	68
26.	COSTS	68
27.	NOTICES	68
28.	CONFLICT WITH OTHER AGREEMENTS	70
29.	WHOLE AGREEMENT	70
30.	WAIVERS, RIGHTS AND REMEDIES	71
31.	COUNTERPARTS	72
32.	VARIATIONS	72
33.	INVALIDITY	72
34.	NO THIRD PARTY ENFORCEMENT RIGHTS	72
35.	NO PARTNERSHIP	72
36.	GOVERNING LAW AND ARBITRATION	72
(The following schedules to the agreement have been omitted in reliance upon Rule 601(b)(2) of Regulation S-K. The Registrant hereby undertakes to furnish such schedules to the Commission supplementally upon request.)
SCHEDULE 1		74
SCHEDULE 2 CARVE-OUTS		83
SCHEDULE 3 STAR TERMINAL		84
SCHEDULE 4 PINAGTULAYAN PROPERTY		85

SCHEDULE	5 ADD-ONS	86
SCHEDULE	6 ACCOUNTING PRINCIPLES	88
SCHEDULE	7 SAMPLE CALCULATIONS OF ACCOUNTING ITEMS	90
SCHEDULE	8 ADHESION LETTER FROM THE LOCAL PURCHASER(S)	94
SCHEDULE	9 PRICE ALLOCATION	96
SCHEDULE	10 MATERIAL CONTRACTS	97
SCHEDULE	11 IRREVOCABLE PROXY	104
SCHEDULE	12	106

PUT AND CALL OPTIONS AGREEMENT

dated 3 August 2015

BETWEEN:

LAFARGE HOLDINGS (PHILIPPINES), INC. of Net Lima, Unit 10-A, The Metropolis, 5th Avenue Corner 26th Street, E-Square Crescent Park West, Bonifacio Global City, Taguig City, Philippines (LHPI);

CALUMBOYAN HOLDINGS, INC. of 14th Floor Net Cube Center, 3rd Avenue Corner 30th Street, E-Square Crescent Park West, Bonifacio Global City, Taguig City, Philippines (CHI);

ROUND ROYAL, INC. of 10th Floor, Pacific Star Building, Sen. Gil J. Puyat Avenue Corner Makati Avenue, Makati City, Philippines (RRI);

SOUTHWESTERN CEMENT VENTURES, INC. of 10th Floor, Pacific Star Building, Sen. Gil J. Puyat Avenue Corner Makati Avenue, Makati City, Philippines (SWCVI);

CRH INTERNATIONAL of Belgard Castle, Clondalkin, Co. Dublin, Ireland (the Foreign Purchaser); and

CRH PLC, of 42 Fitzwilliam Square, Dublin 2, Ireland (CRH).

(LHPI, CHI, RRI and SWCVI are individually referred to herein as a Seller and collectively, as the Sellers. The Foreign Purchaser and the Local Purchaser (as defined hereinafter) are individually referred to herein as a Purchaser and collectively, as the Purchasers. The Sellers, Foreign Purchaser, Local Purchaser, and CRH are, subject to clause 1.7, also individually referred to herein as a Party and, collectively, as the Parties.)

WHEREAS:

(A) The Target Companies are corporations duly organized and existing under and by virtue of the laws of the Philippines. Lafarge Republic, Inc. (LRI) is a publicly listed corporation with the Philippine Stock Exchange (PSE);

(B) At the date hereof, LHPI owns 2,269,703,951 shares in LRI, CHI owns 951,207,837 shares in LRI, RRI owns 390,463,203 shares in LRI and SWCVI owns 1,563,345,571 shares in LRI as shown in Part B of Schedule 1. On the Closing Date, LHPI shall own 2,269,703,954 shares in LRI, CHI shall own 951,207,839 shares in LRI, RRI shall own 390,463,203 shares in LRI and SWCVI shall own 1,563,345,572 shares in LRI (together, the LRI Subject Shares) representing, respectively, 38.97%, 16.33%, 6.70% and 26.84% of the share capital of LRI, as shown in Part A of Schedule 1;

(C) At the date hereof, LHPI owns 43,997 shares in LCSPI and CHI owns 32,997 shares in LCSPI as shown in Part B of Schedule 1. On the Closing Date, LHPI shall own 44,000 shares in LCSPI and CHI shall own 33,000 shares in LCSPI (together, the LCSPI Subject Shares) representing respectively 40% and 30% of the share capital of LCSPI as shown on Part A of Schedule 1;

(D) At the date hereof, CHI owns 26,039,995 shares in LCLC as shown in Part B of Schedule 1. On the Closing Date, CHI shall own 26,040,000 shares in LCLC (the LCLC Subject Shares) representing the entirety of the share capital of LCLC as shown in Part A of Schedule 1;

(E) On 31 January 2015, Holcim, Lafarge, the Foreign Purchaser and CRH entered into an agreement (the Global SPA) pursuant to which Holcim and Lafarge have agreed to sell, and the Foreign Purchaser has agreed to purchase, certain assets and/or businesses of Holcim or Lafarge and/or their respective Affiliates in Brazil, Canada, France (including La Réunion), Germany, Hungary, Romania, Serbia, Slovakia and the United Kingdom;

(F) This Agreement amends and restates the put and call options agreement entered into between the Parties on 31 January 2015.

IT IS AGREED:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. In this Agreement, the following words and expressions shall have the following meanings:

Accounting Principles has the meaning given in clause 4.4;

Add-ons means the sale, contribution and/or transfer by any means to LRI of the Add-on Assets;

Add-on Assets means the assets listed in Schedule 5 Part A;

Add-on Transferred Employees means the employees to be transferred from LRAI to LRI in connection with the Add-ons as listed in Schedule 5 Part B;

Additional Consideration has the meaning given in clause 17.10;

Adhesion Date means the date of the Adhesion Letter executed by the Local Purchaser;

Adhesion Letter means the adhesion letter in the form set out in Schedule 8;

Affiliate means:

(a)	in relation to any person, any other person that directly or indirectly Controls, or is under common Control with, or is Controlled by such person, it being specified that when used in relation to a fund, portfolio companies held or managed by or on behalf of such fund shall not be deemed to be an Affiliate; and

(b)	for the avoidance of doubt and in addition to the above, (i) in relation to CHI and until Closing, LCLC, and (ii) in relation to LHPI and until Closing, LRI and LCSPI;

Agreed Form means, in relation to a document, the form of that document as initialled, or otherwise identified in a manner agreed by the Parties, on 31 January 2015 for the purpose of identification by or on behalf of the Sellers and the relevant Purchaser(s) (in each case with such amendments as are expressly permitted by this Agreement or otherwise as may be agreed in writing by the Sellers and the Purchasers);

Alsons Cement Corporation means the corporation formerly known as Alsons Cement Corporation, but which has been renamed Holcim Philippines Manufacturing Corporation;

Ancillary Agreements means the Deed of Tax Covenant and the Supply Agreements;

Anti-Bribery Law means (i) the UK Bribery Act 2010, (ii) the US Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder, and (iii) any other applicable Law that relates to bribery or corruption, in each case as amended or replaced from time to time;

Benefit Plan means each employee pension benefit plan and each long term employee benefit plan (including Jubilee plans, early retirement plans, retirement indemnity plans and deferred compensation plans) currently maintained or contributed to, or required to be maintained or contributed to, by any Group Company for the benefit of any present or former officers or employees of any Group Company;

Business Day means:

(a)	for all purposes other than the date of Closing, a day other than a Saturday or Sunday or public holiday in England or in the Philippines on which banks are open in London, Makati City, Taguig City and Pasig City for general commercial business; and

(b)	for purposes of the date of Closing, a day other than a Saturday or Sunday or public holiday in any jurisdiction in which the Sellers and the Purchasers and a Group Company is incorporated on which banks are open in each such jurisdiction for general commercial business;

Carve-outs means the sale, contribution and/or transfer by any means to HPI or HMDC or one or several of their Affiliates of those assets listed in Schedule 2 and the Carve-outs Transferred Employees;

Carve-out Transferred Employees means those employees who are employed by LRI and LCSPI but whose professional time is dedicated in all material respects to the Carve-out assets listed in Schedule 2 Part A as at 31 January 2015 or as otherwise enumerated by the Sellers in Schedule 2 Part B;

Cash means, as at the Closing Date, the aggregate of the “cash and cash equivalents” and “short term financial assets” items as defined for purposes of the preparation of the Transaction Perimeter Financial Information, including, for the avoidance of doubt, Inter-Company Non-Trading Receivables of the relevant Group Companies on a combined basis consistent with the Transaction Perimeter Financial Information, a sample calculation of which is set out in Schedule 7;

CHI Disposal Proceeds means the consideration receivable by the Divestiture Third Party Bank on behalf of CHI for any divestment of its Target Company pursuant to a Divestiture Third Party Bank Mandate, after deducting any reasonable expenses which are incurred by the Divestiture Third Party Bank or any of the Target Companies in which it owns an interest;

Claim means any claim under or for breach of this Agreement (including any claim under clause 14) or the Deed of Tax Covenant;

Claimant Party has the meaning given in clause 10.23(b);

Clearance Date means the date on which the last of the Clearances occurs;

Clearances means any consents, approvals or actions of any Governmental Entity required to consummate the Proposed Transactions;

Closing means completion of the sale and purchase of the Subject Shares in accordance with the provisions of this Agreement;

Closing Date has the meaning given in clause 7.1;

Closing Deliverables means any of the items to be delivered at Closing as set out in Part D of Schedule 1;

Closing Process means the process set out in Part E of Schedule 1;

Closing Statement has the meaning given in clause 4.6;

Closing Statement Notice has the meaning given in clause 4.8;

Conditions means the conditions to Closing set out in clause 5.1, and Condition means any of them;

Confidential Information has the meaning given in clause 21.1;

Connected Persons means (in relation to a Party) the officers, employees, agents and advisers of that Party or any of its Affiliates including, on the part of the Purchasers after the Closing Date, the Group Companies;

Contamination means (i) the presence of Hazardous Substances in the soil or groundwater at or under any Real Estate at or prior to the Closing Date and (ii) the presence of Hazardous Substances prior to, at or after Completion to the extent resulting from migration through soil or groundwater of Hazardous Substances identified in (i) above from any Real Estate;

Contamination Losses means any Losses relating to Contamination;

Contamination Proceeding means the receipt after the Closing Date by any relevant Group Company of a formal written notice from any Environmental Authority or a formal written notice from any other person (except any member of a Purchaser Group, any Relevant Person and/or any person associated or affiliated with any member of a Purchaser Group) of the commencement of or an intention to commence, civil, regulatory or criminal proceedings in respect of Contamination;

Control, including with its correlative meanings, Controlled by and under common Control with, means, when used in respect of a person, the power and authority to manage such person, whether directly or indirectly, through the holding of equity interests, through a contract or otherwise; it being specified that when used in respect of a fund, Control, including with its correlative meanings, Controlled by and under common Control with, means the power to advise or manage such fund;

Conversion Rate means the close spot mid-trade composite (London) rate for a transaction between the two currencies in question as quoted on Bloomberg at 11:00 am GMT on the date immediately preceding the Relevant Date or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted;

Current Assets means, as at the Closing Date for each relevant Group Company, the aggregate of the items entitled “accounts receivables”, “inventories” and “prepaid expenses and other current assets” as defined for purposes of the preparation of the Transaction Perimeter Financial Information and calculated in accordance with the same principles, provided that, for the avoidance of doubt Cash is not included in Current Assets, a sample calculation of which is set out in Schedule 7;

Current Liabilities means, as at the Closing Date for each relevant Group Company, the aggregate of the items entitled “trade account payables”, “current income tax liabilities” and “other current liabilities” as defined for purposes of the preparation of the Transaction Perimeter Financial Information and calculated in accordance with the same principles, provided that, for the avoidance of doubt, Debts are not included in Current Liabilities, a sample calculation of which is set out in Schedule 7;

Data Room means the data room comprising (a) the documents and information made available to the Foreign Purchaser (i) from 12 November 2014 until 27 January 2015 (the Initial Disclosure) (ii) from 27 January until 31 January 2015 (the Additional Disclosure), and (iii) from 26 June 2015 until 26 July 2015 (the LII/LMI Disclosure); (b) the questions submitted by the Foreign Purchaser and its advisers via that data room and responses to those questions provided on behalf of the Sellers and their advisers (the Initial Q&A) as supplemented, with respect to LII and LMI (the LII/LMI Q&A):

(a)	which has been copied, with respect to the Initial Disclosure, onto three (3) exact copies in the form of three (3) identical hard drives (and/or CD-ROMs) produced by Intralinks, of which:

(i)	one copy will be retained by LHPI, on behalf of the Sellers; and

(ii)	two copies will be delivered jointly by the Parties to an escrow agent pursuant to an escrow agreement, in Agreed Form,

it being confirmed that promptly after 31 January 2015, Intralinks issued a certificate relating to the preparation and contents of the Data Room relating to the Initial Disclosure;

(b)	which has been copied, with respect to the Q&A, onto three (3) exact copies in the form of three (3) identical hard drives (and/or CD-ROMs) produced by Intralinks, of which:

(i)	one copy will be retained by LHPI, on behalf of the Sellers; and

(ii)	two copies will be delivered jointly by the Parties to an escrow agent pursuant to an escrow agreement, in Agreed Form,

it being confirmed that promptly after 31 January 2015, Intralinks issued a certificate relating to the preparation and contents of the Data Room relating to the Q&A;

(c)	which has been copied, with respect to the Additional Disclosure, onto three (3) exact copies in the form of three (3) identical hard drives (and/or CD-ROMs) produced by Intralinks, of which;

(i)	one copy will be retained by LHPI, on behalf of the Sellers; and

(ii)	two copies will be delivered jointly by the Parties to an escrow agent pursuant to an escrow agreement, in Agreed Form,

it being confirmed that promptly after 31 January 2015, Intralinks issued a certificate relating to the preparation and contents of the Data Room relating to the Additional Disclosure;

(d)	which is in the process of being copied, with respect to the LII/LMI Disclosure, onto three (3) exact copies in the form of three (3) identical hard drives (and/or CD-ROMs) produced by Intralinks, of which;

(i)	one copy will be retained by LHPI, on behalf of the Sellers; and

(ii)	two copies will be delivered jointly by the Parties to an escrow agent pursuant to an escrow agreement, in Agreed Form,

it being specified that as soon as practicable after the date of this Agreement, Intralinks shall issue a certificate relating to the preparation and contents of the Data Room relating to the LII/LMI Disclosure;

(e)	which is in the process of being copied, with respect to the LII/LMI Q&A, onto three (3) exact copies in the form of three (3) identical hard drives (and/or CD-ROMs) produced by Intralinks, of which;

(i)	one copy will be retained by LHPI, on behalf of the Sellers; and

(ii)	two copies will be delivered jointly by the Parties to an escrow agent pursuant to an escrow agreement, in Agreed Form,

it being specified that as soon as practicable after the date of this Agreement, Intralinks shall issue a certificate relating to the preparation and contents of the Data Room relating to the LII/LMI Q&A;

Debt means, as at the Closing Date, the aggregate of the “long term financial liabilities” and the “current financial liabilities” items as defined for purposes of the preparation of the Transaction Perimeter Financial Information, including, for the avoidance of doubt, Inter-Company Non-Trading Payables of the relevant Group Companies on a combined basis consistent with the Transaction Perimeter Financial Information, a sample calculation of which is set out in Schedule 7;

Deed of Tax Covenant means the Deed of Tax Covenant in the Agreed Form to be entered into on the Closing Date among the Sellers and the Purchasers;

Default Interest means interest at [***];

Defendant Party has the meaning given in clause 10.23(b);

Designated Purchasers means any bodies corporate that are 100% jointly owned directly or indirectly by CRH and the Local Purchaser that have been established as a Designated Purchaser of any Subject Shares pursuant to clause 7.2, and Designated Purchaser means any one of them;

Designated Purchaser (Foreign) means a Designated Purchaser the majority of the shares of which are held, directly or indirectly, by CRH;

Designated Purchaser (Local) means a Designated Purchaser the majority of the shares of which are held, directly or indirectly, by the Local Purchaser;

Disposal means any sale by the Divestiture Third Party Bank of the Group Companies in accordance with clause 5.21;

Disposal Proceeds means the consideration receivable by the Divestiture Third Party Bank on behalf of the Sellers for any divestment of a Group Company pursuant to the Divestiture Third Party Bank Mandate, after deducting any reasonable expenses which are incurred by the Divestiture Third Party Bank or any of the Group Companies with respect to that Disposal;

Divestiture Third Party Bank means one or several financial institutions of international standing carrying on some or all of its or their respective activities in the Philippines, and appointed by the Sellers and who has/have received from the Sellers the exclusive Divestiture Third Party Bank Mandate(s);

Divestiture Third Party Bank Mandate(s) has the meaning given in clause 5.21(c);

Divestiture Third Party Bank Trigger has the meaning given in clause 5.20;

Encumbrance means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention, easement, covenant, or any other security agreement or arrangement, or any agreement to create any of the above, in each case excluding any licence of Intellectual Property Rights;

Environment means all or any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water, land and soil;

Environmental Authority means any Governmental Entity with enforcement powers to require Remedial Action;

Environmental Claim means any Environmental Warranty Claim;

Environmental Consents means any material permit, licence, authorisation, approval or consent required under Environmental Laws for the carrying on of the business of the relevant Group Companies at Closing;

Environmental Laws means all Laws to the extent they relate to Environmental Matters;

Environmental Losses means any Losses relating to Contamination or other Environmental Matters;

Environmental Matters means all matters relating to the pollution or protection of the Environment;

Environmental Proceeding means the receipt after the Closing Date by any Group Company of a formal written notice from any Environmental Authority or a formal written notice from any other person (except any member of the Purchaser Groups, any Relevant Person and/or any person associated or affiliated with any member of the Purchaser Groups) of the commencement of or an intention to commence, civil, regulatory or criminal proceedings in respect of Environmental Matters;

Environmental Warranty Claim means any Claim under or for breach of the Warranties set out in clause 9.25;

Estimated Cash means LHPI’s (acting on behalf of the Sellers) estimate of what the Cash (including the Estimated Inter-Company Non-Trading Receivables) attributable to the relevant Seller’s Group Companies will be as at the Closing Date;

Estimated Debt means LHPI’s (acting on behalf of the Sellers) estimate of what the Debt (including the Estimated Inter-Company Non-Trading Payables) attributable to the relevant Seller’s Group Companies will be as at the Closing Date;

Estimated Inter-Company Non-Trading Payables means LHPI’s (acting on behalf of the Sellers) estimate of what the Inter-Company Non-Trading Payables attributable to the relevant Seller’s Group Companies will be as at the Closing Date;

Estimated Inter-Company Non-Trading Receivables means LHPI’s (acting on behalf of the Sellers) estimate of what the Inter-Company Non-Trading Receivables attributable to the relevant Seller’s Group Companies will be as at the Closing Date;

Estimated Price has the meaning given in clause 4.1;

Estimated Working Capital means LHPI’s (acting on behalf of the Sellers) estimate of what the Working Capital attributable to the relevant Seller’s Group Companies will be as at the Closing Date;

Estimated Working Capital Adjustment means, in respect only of the Group Companies of the relevant Seller, that Seller’s estimate of Working Capital Adjustment;

EURIBOR means the Euro interbank offered rate per annum for deposits in EUR for a period of three months which is quoted on Bloomberg at 11.00 a.m. GMT on the Relevant Date;

Excluded Assets means:

(a)	an asset which, at or before Closing, constituted part of or was used principally or wholly in respect of the business of a Seller or its Affiliates (for the avoidance of doubt, excluding the business of any Group Company);

(b)	all Intellectual Property Rights licensed by Lafarge to a Group Company immediately prior to Closing pursuant to the Lafarge Licenses and Services Agreements; and

(c)	all Intellectual Property Rights other than those Intellectual Property Rights comprised in the Included Assets;

Exercise Date means the date on which the Put Option or the Call Option is exercised in accordance with this Agreement;

Fairly Disclosed means, in respect of any fact, matter or circumstance, fairly disclosed in a manner such that a prudent buyer would be reasonably likely to identify the nature and extent of the matter disclosed taking into consideration the fact that:

(a)	the Foreign Purchaser undertakes the same business as, and is a competitor of, the Group Companies; and

(b)	the documents contained in the Data Room were accessible continuously for inspection by the Foreign Purchaser (acting on behalf of the Purchasers) and its advisors:

(i)	between 12 November 2014 and 27 January 2015 with respect to the Initial Disclosure (as defined in the definition of Data Room);

(ii)	between 27 January 2015 and 31 January 2015 with respect to the Additional Disclosure (as defined in the definition of Data Room); and

(iii)	between 26 June 2015 and 26 July 2015 with respect to the LLI/LMI Disclosure as defined in the definition of Data Room,

Financial Information Date means 30 September 2014;

Firm has the meaning given in clause 4.11;

Foreign Purchaser Financing Agreement means the term facilities agreement dated on or about 31 January 2015 between CRH Finance Limited and CRH Belgard Limited as Original Borrowers, CRH plc as Guarantor, CRH Finance Limited as CRH Agent, Bank of America Merrill Lynch International Limited, J.P. Morgan Limited and UBS Limited as the Arrangers, Bank of America Merrill Lynch International Limited as Agent and Bank of America, N.A., JPMorgan Chase Bank, N.A., London Branch and UBS AG, London Branch as Original Lenders;

General Items has the meaning given in clause 10.7;

Global SPA has the meaning set forth in paragraph E of the Preamble;

Governmental Entity means any supra-national, national, state, municipal or local government (including any subdivision, court, tribunal, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

Group Companies means collectively, (i) LRI (ii) the Subsidiary Companies, (iii) LCLC, and (iv) LCSPI and Group Company means any of them;

Hazardous Substances means any substance or material (whether liquid, solid or gas) which in the particular circumstances in which it is present is an actual or likely cause of significant harm or damage to or adverse interference with the Environment;

Holcim means Holcim Ltd.;

HMDC means Holcim Mining and Development Corporation;

HPI means Holcim Philippines, Inc.;

IFRS means the International Financial Reporting Standards;

Implementing Agreements means the deeds of assignment to be entered into on Closing by the Designated Purchasers in respect of the Subject Shares as specified in paragraphs 1.c., 2.c. and 3.c. of Part D of Schedule 1;

Included Assets means the unregistered Intellectual Property Rights (other than copyright in software) used exclusively by a Group Company in the 12 months prior to Closing;

Indemnity Reference Date means 30 January 2001, the date of the deed of absolute sale in which LRI acquired the [***] Shares from [***];

Insolvency Proceedings means proceedings under any applicable insolvency, reorganisation or similar Laws in any jurisdiction;

Intellectual Property Rights means patents (including supplementary protection certificates), trademarks, service marks, registered designs, utility models, design rights, topography rights, copyrights (including copyright in computer programs), database rights, rights in inventions, rights in know-how, business or trade names, get-up, domain names, and all other intellectual property and neighbouring rights and rights of a similar or corresponding character (including all associated goodwill), enforceable anywhere in the world (whether or not the same are registered or capable of registration) and all applications for, or for the protection of, any of the foregoing;

Inter-Company Non-Trading Amounts means any Inter-Company Non-Trading Payables and any Inter-Company Non-Trading Receivables;

Inter-Company Non-Trading Payables means, as at the Closing Date and in relation to each Group Company, all current and non-current financing payables and loans due by it to any member of its Seller Group as disclosed in the Transaction Perimeter Financial Information as part of the line items “Long-term financial liabilities” and/or “current financial liabilities”;

Inter-Company Non-Trading Receivables means, as at the Closing Date and in relation to each Group Company, any short and long term financial assets and receivables due to it by any member of its Seller Group as disclosed in the Transaction Perimeter Financial Information;

Inter-Company Trading Amounts means all amounts owed, outstanding or accrued in the ordinary course of trading, including any VAT arising on such amounts, as between any Group Company and any member of its Seller Group as at Closing in respect of inter-company trading activities and the provision of services, facilities and benefits between them; for the avoidance of doubt, Inter-Company Trading Amounts:

(a)	includes, where applicable, amounts owed in respect of salaries or other employee benefits (including payroll taxes thereon but excluding any bonuses and related taxes), insurance (including health and motor insurance), pension and retirement benefit payments, management training or management services (pursuant to the Lafarge Licenses and Services Agreements or otherwise) provided between them up to Closing, and any other inter-company payables and receivables that are not Inter-Company Non-Trading Amounts; but

(b)	excludes amounts due in respect of matters which would in the ordinary course of business of the relevant Group Companies remain outstanding or otherwise have the characteristics of an intra-group loan, and also excludes any amounts in respect of tax or any surrender;

Interest means [***];

Interim Financial Statements means the unaudited consolidated interim income statements, balance sheets and cash flow statements of all of the Group Companies and their respective subsidiaries as set out in document 4.14 in the “Global” exchange in the Data Room prepared as at the Financial Information Date for the purpose of the financial reporting of the group consolidation as at the same date or relating to the same period;

Investigative Works means inspection, investigation, sampling or monitoring;

Irrevocable Proxy means an irrevocable proxy in the form set out at Schedule 11, properly executed in favour of LRI in accordance with applicable Law by [***];

IT Systems means the material information and communications technologies used by the Group Companies;

Knowledge of Seller means, [***]

Lafarge means Lafarge S.A.;

Lafarge Corporate Marks has the meaning given in the Lafarge IP Term Sheet;

Lafarge Group means Lafarge and its Affiliates from time to time;

Lafarge IP Term Sheet means the term sheet in the Agreed Form which sets out the principles according to which Lafarge and its Affiliates, on the one hand, and the Purchasers and their Affiliates (including, after Closing, the Group Companies), on the other hand, will own and use certain Intellectual Property Rights;

Lafarge Licenses and Services Agreements means the master brand agreement entered into between Lafarge and LRI, dated 9 December 2011, and the intellectual property license agreement entered into between Lafarge and LRI, dated 9 December 2011;

Law means, with respect to any person, any binding supranational, federal, state, national or local statute, law, ordinance, rule, regulation, order, writ, injunction, directive, judgment or, decree, or other requirement of any Governmental Entity applicable to such person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such person or any of its Affiliates);

LCLC means Luzon Continental Land Corporation;

LCLC Subject Shares has the meaning given in paragraph D of the Preamble;

LCSPI means Lafarge Cement Services Philippines, Inc.;

LCSPI Subject Shares has the meaning given in paragraph C of the Preamble;

LHPI Disposal Proceeds means the consideration receivable by the Divestiture Third Party Bank on behalf of LHPI for any divestment of its Group Company pursuant to a Divestiture Third Party Bank Mandate, after deducting any reasonable expenses which are incurred by the Divestiture Third Party Bank or any of the Group Company in which it owns an interest;

LII means Lafarge Iligan, Inc.;

[***] Shares means the [***] Shares and the [***] Shares in [***] representing [***] of the share capital of [***] beneficially owned by LRI, but registered in the name of [***] in the stock and transfer book of [***], and which LRI is entitled to be registered as the legal owner of and which forms part of the [***] Shares.

[***] Shares Indemnity means the indemnities contained in clause 11 in favour of the Purchasers from the Sellers;

[***] Shares means the [***] Shares and the [***] Shares in [***] representing [***] of the share capital of [***], which includes the [***] Shares;

LMI means Lafarge Mindanao, Inc.;

LMI Minority Shareholders means the common shareholders of LMI, other than LRI;

LMI Target Shares means the shares in LMI held by LRI as set out in Part B of Schedule 1;

LMI Tender Offer means the tender offer to be conducted by the Designated Purchaser (Local) in accordance with applicable Law for the LMI shares held by LMI Minority Shareholders;

Local Purchaser means a Philippine national as defined by the Republic Act No. 7042, as amended from time to time, having validly adhered to this Agreement in the form set out in Schedule 8;

Local Purchaser Condition has the meaning given in clause 5.1(a);

Long Stop Date means the earlier of (i) the day which is 6 months following the Exercise Date or (ii) 31 December 2015, unless otherwise agreed in writing, but in any case no earlier than 31 August 2015;

Loss means in respect of any Claim, [***];

LRAI means Lafarge Republic Aggregates, Inc.;

LRI means Lafarge Republic, Inc.;

LRI Minority Shareholders means the common shareholders of LRI, other than the Sellers;

LRI Subject Shares has the meaning given in paragraph B of the Preamble;

LRI Tender Offer means the tender offer to be conducted by the Designated Purchaser (Local) in accordance with applicable Law for the LRI shares held by LRI Minority Shareholders;

Material Contract means any of the following contracts to which any Group Company is a party or by which any Group Company was bound at 31 January 2015:

(a)	written contracts with key customers and suppliers as identified in Schedule 10;

(b)	any long-term partnership or joint venture agreement relating to a company or business producing annual EBITDA in excess of [***] (on the basis of the latest available annual financial statements); and

(c)	any contract under which the relevant Group Company has outstanding payment obligations or has outstanding rights to receive payments, in each case over the remainder of the current term of the contract, in excess of [***]

Material Real Estate means any real property occupied by a Group Company:

(a)	on which is located a cement plant operated by the relevant Group Company or a quarry that supplies such a cement plant;

(b)	which is recorded in the books of the relevant Group Company for a book value greater than [***]; or

(c)	in the case of LII and LMI, which is recorded in the books of either company for a book value greater than [***];

Merger means the intended merger of the businesses of Holcim and Lafarge announced on 7 April 2014, such merger to be implemented by a tender offer by Holcim for the shares of Lafarge;

No Disposal Period has the meaning given in clause 17.9;

Non-Wholly-Owned Target Company means any Target Company the entire issued share capital of which is not wholly-owned by either another Target Company or any member of a Seller Group;

Permitted Encumbrances means:

(a)	Encumbrances arising in the ordinary course of business or by operation of Law including Encumbrances for Taxes and other governmental charges;

(b)	survey exceptions, easement and other customary charges or Encumbrances on title to real property if such Encumbrance would not reasonably be expected to be material to any of the Group Companies; and

(c)	Encumbrances that will be released at or prior to Closing;

Phase-Out Period has the meaning given in clause 15.1;

Philippine	Competition Act means Philippine Republic Act No. 10667;

Pinagtulayan Property means such parcels of land owned by LCLC and located in Pinagtulayan in Bulacan as identified in Schedule 4;

Policies means all policies of insurance maintained by the Group Companies or by any of the Sellers (or its Seller Group) in relation to its Group Companies and their businesses (whether under policies maintained with third party insurers or other members of its Seller Group);

Press Release means the press announcements to be made (i) immediately following execution of this Agreement and (ii) immediately following Closing, in each case in a form to be agreed by the Parties;

Price of the Subject Shares has the meaning given in clause 3.1;

Proposed Transactions means the transactions contemplated by the Transaction Documents;

PSE means the Philippine Stock Exchange, Inc.

Purchaser Group means, in respect of any Purchaser, such Purchaser and its Affiliates from time to time including, but not limited to, the relevant Designated Purchasers and references to Purchaser Groups means the Purchaser Groups of the Purchasers;

Purchaser Obligation means any representation, warranty or covenant to pay given by a Purchaser to the Sellers or obligation of a Purchaser to pay damages to the Sellers for a breach of any of its obligations, in each case under this Agreement;

Purchasers’ Bank Accounts means the respective bank accounts of each of the Purchasers, details of which the Purchasers shall notify to the Sellers in writing no later than three Business Days prior to the Closing Date (and/or such other account(s) as the Sellers and the Purchasers may agree in writing);

Real Estate means any real property owned or occupied by a Group Company;

Records has the meaning given in clause 16.1;

Reference Working Capital means [***];

Relevant Date means the date on which a payment or an assessment is to be made, and for the following purposes shall mean:

(a)	for the purposes of converting PHP into EUR for the calculation of Estimated Cash, Estimated Working Capital and Estimated Debt in the Estimated Price, the date on which LHPI (acting on behalf of the Sellers) shall notify to the Foreign Purchaser (acting on behalf of the Purchasers) the Estimated Price pursuant to clause 4.1;

(b)	for the purposes of converting PHP into EUR for the calculation of Cash, Working Capital and Debt in the Sellers Final Price, the Closing Date;

(c)	for the purpose of clause 6.1, 31 January 2015 with respect to the Foreign Purchaser, and on the Adhesion Date for the Local Purchaser;

(d)	for the purposes of converting PHP into EUR to determine whether the amount of any Loss exceeds a relevant threshold set out in clause 9 in respect of any Warranty (including for the purposes of the Warranties in clauses 9.16, 9.18, 9.19, 9.25, 9.30,

9.35 and 9.36), the date on which the relevant Claim is notified to the Sellers pursuant to clause 10.2; and

(e)	for the purposes of converting PHP into EUR for the calculation of the amount of any Loss that is the subject of a Claim under this Agreement, the date on which the relevant Claim is made;

Relevant Person means any Purchaser, its Affiliates or any of its or their directors, officers, employees or successors in title;

Relief includes, unless the context otherwise requires, any allowance, credit, rebate, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any saving, refund, or repayment of Tax (including any interest, fines and penalties in respect of Tax);

Remedial Action means those measures necessary to remove, remedy, abate, contain, control, treat or ameliorate Contamination or the impacts of the Contamination;

Representatives has the meaning given in 21.1;

RRI Disposal Proceeds means the consideration receivable by the Divestiture Third Party Bank on behalf of RRI for any divestment of its Group Company pursuant to a Divestiture Third Party Bank Mandate, after deducting any reasonable expenses which are incurred by the Divestiture Third Party Bank or any of the Group Companies in which it owns an interest;

Schedules means Schedules 1 to 10;

SEC means the Philippine Securities and Exchange Commission;

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

Security Account means the interest-bearing account:

(a)	in EUR opened by LHPI in the name of the Sellers with a bank of international repute not located in the United Kingdom;

(b)	which is identified in a letter between LHPI (acting on behalf of the Sellers) and the Foreign Purchaser as being the Security Account;

(c)	which are subject to Security in favour of the Foreign Purchaser which Security is in the form of the Security Documents; and

(d)	from which no withdrawals may be made by any person except as contemplated by this Agreement or as otherwise agreed in writing by the Parties to this Agreement;

Security Account Interest has the meaning given in clause 5.22(d);

Security Documents mean charges dated on or about the date on which the Divestiture Third Party Bank Trigger occurs between the Foreign Purchaser and LHPI (acting on behalf of the Sellers), and in form and substance reasonably satisfactory to LHPI (acting on behalf of the Sellers) and the Foreign Purchaser, pursuant to which LHPI (acting on behalf of the Sellers) agrees, inter alia, to grant certain rights over its Security Account in favour of the Foreign Purchaser, as security for its undertakings under clause 5.21(f);

Seller Group means, in respect of any Seller, such Seller and its Affiliates from time to time;

Seller Obligation means, in respect of each Seller, any warranty or covenant to pay given by that Seller to the Purchasers or obligation of that Seller to pay damages to the Purchasers for a breach of any of its obligations, in each case under this Agreement;

Sellers Final Price means the Estimated Price as adjusted in accordance with clauses 4.16 to 4.19;

Settlement has the meaning given in clause 5.1(d);

Sellers Bank Accounts means the respective bank accounts of each of the Sellers, details of which the Sellers shall notify to the Purchasers in writing no later than three Business Days prior to the Closing Date (and/or such other account(s) as Sellers and the Purchasers may agree in writing), provided that with respect to payments to be made by a Purchaser or Designated Purchaser for its purchase of the Subject Shares, such joint bank account must be in a bank located in the Philippines;

Sellers Secured Price means the amount to be deposited into the Security Account on the date on which the Divestiture Third Party Bank Trigger occurs;

Senior Manager means any employee engaged by a Group Company or a member of a Seller Group (as applicable) who is a member of the executive committee (or equivalent) of a Group Company or any member of a Seller Group (as applicable);

Star Terminal means the assets (land and improvements) identified in Schedule 3, liabilities, agreements and contracts owned by LRI directly connected with the operation of the cement terminal located at the Harbour Centre in the city of Manila, Philippines acquired by LRI in December 2013;

Subject Shares means the LRI Subject Shares, the LCLC Subject Shares or the LCSPI Subject Shares;

Subsidiary Companies means LII and LMI, the subsidiary companies of LRI, and Subsidiary Company means any of them;

Supply Agreements means the supply agreements between any member(s) of a Seller Group and any member(s) of a Purchaser Group (including the Group Companies) to be negotiated in good faith prior to Closing or as otherwise agreed between the relevant member(s) of a Seller Group and the relevant member(s) of a Purchaser Group and executed prior to Closing insofar as these supply agreements relate to any of the Group Companies (including the relevant supplies identified in Schedule 21 to the Global SPA);

Surcharges means [***].

Surviving Provisions means clauses 1 (Definitions and Interpretation), 20 (Announcements), 21 (Confidentiality), 22 (Assignment), 26 (Costs), 27 (Notices), 28 (Conflict with other Agreements), 29 (Whole Agreement), 30 (Waivers, Rights and Remedies), 32 (Variations), 33 (Invalidity), 34 (No Third Party Enforcement Rights), and 36 (Governing Law and Arbitration);

SWCVI Disposal Proceeds means the consideration receivable by the Divestiture Third Party Bank on behalf of SWCVI for any divestment of its Group Company pursuant to a Divestiture Third Party Bank Mandate, after deducting any reasonable expenses which are incurred by the Divestiture Third Party Bank or any of the Group Companies in which it owns an interest;

Target Companies means LRI, LCLC, and LCSPI, and Target Company means any of them;

Target Company Warranty Claim means any Claim relating to LRI, LCLC or LCSPI under or for breach of the Warranties but shall not include any Claim if or to the extent that it relates to LMI or LII;

Target Percentage means, in respect of any Non-Wholly-Owned Subsidiary, the percentage of the issued share capital of that Non-Wholly-Owned Subsidiary that is directly held by either another Target Company or any member of either Seller Group;

Tax or Taxes has the meaning set out in the Deed of Tax Covenant;

Tax Authority means, with respect to any Tax, the Governmental Entity in charge of imposing and/or collecting any Tax;

Tax Claim means a Tax Warranty Claim or a Tax Deed Claim;

Tax Deed Claim means a claim under or for breach of the Deed of Tax Covenant;

Tax Liability means a liability of any Group Company to make or suffer an actual payment of Tax;

Tax Returns means all returns, reports (including elections, declarations, disclosures, schedules, estimates and information returns) and other information filed or required to be filed with any Tax Authority relating to Taxes;

Tax Warranties means the warranties set out in clause 9.20 to 9.22 (inclusive);

Tax Warranty Claim means a claim under or for breach of any Tax Warranties;

Tender Offers means the LRI Tender Offer and the LMI Tender Offer;

Third Party Claim has the meaning given in clause 10.20;

Third-Party Consideration has the meaning given in clause 17.10;

Third-Party Disposal has the meaning given in clause 17.9;

Title Claim means a claim for a breach of any of the Title Warranties;

Title Warranties means the warranties set out in clauses 9.8 to 9.12 (inclusive);

Total Estimated Price shall be an amount equal to the Estimated Price calculated without subtracting the amount attributable to the LRI Minority Shareholders, but otherwise calculated in accordance with the sample calculations set out in Schedule 7;

Total Final Price shall be an amount equal to the Sellers Final Price calculated without subtracting the amount attributable to the LRI Minority Shareholders, but otherwise calculated in accordance with the sample calculations set out in Schedule 7;

Transaction Documents means this Agreement, the Implementing Agreements and the Ancillary Agreements;

Transaction Perimeter Financial Information means:

(a)	the combined statements of income, statements of financial position, cash flow statements and selected notes of the “Philippines Group” as set out, and more fully described, in document 4.14 in the “Global” exchange in the Data Room;

(b)	the combined statements of income, statements of financial position, cash flow statements and selected notes of LII as set out, and more fully described, in document 3.2.1.2 in the “Philippines Carve Out “ exchange in the Data Room; and

(c)	the combined statements of income, statements of financial position, cash flow statements and selected notes of LMI as set out, and more fully described, in document 3.2.1.3 in the “Philippines Carve Out “ exchange in the Data Room;

Transfer Tax or Transfer Taxes means any stamp duty, registration duty or other transfer or transaction duty or tax (including interest, fines and penalties);

Transferred Employees means the employees (i) of any of the Group Companies as at the Closing Date or (ii) whose employment is transferred to a Purchaser or a Designated Purchaser in connection with or by reason of this Agreement pursuant to applicable Law or (iii) those employees who are employed by a member of a Seller Group other than a Group Company but whose professional time is dedicated in all material respects to the Group Companies as at 31 January 2015;

Transitional Services Agreement means the transitional services agreement between any member(s) of a Seller Group and any member(s) of a Purchaser Group (including the Group Companies and the Designated Purchasers) to be negotiated in good faith prior to Closing as otherwise agreed between the relevant member(s) of a Seller Group and the relevant member(s) of a Purchaser Group and executed at Closing insofar as this transitional services agreement relates to any of the Group Companies;

Trigger Event means in relation to an Environmental Warranty Claim that relates to [***]

VAT means value added tax and any similar sales or turnover tax;

Warranties means the warranties set out in clauses 9.1 to 9.36 (inclusive), including the Tax Warranties;

Warranty Claim means any claim under or for breach of the Warranties; and

Working Capital means, as at the Closing Date, the aggregate of the Current Assets less the aggregate of the Current Liabilities of the Group Companies on a combined basis consistent with the Transaction Perimeter Financial Information less the agreed adjustments to the Working Capital set out in Schedule 7, and a sample calculation of which is set out in Schedule 7;

Working Capital Adjustment means, in respect only of the Group Companies of the relevant Seller, the amount of the difference between the Working Capital and the Reference Working

Capital, calculated in accordance with clause 4, and, if the Working Capital is greater than the Reference Working Capital, such amount shall be expressed as a positive number (or, if the Working Capital is less than the Reference Working Capital, such amount shall be expressed as a negative number); and

Working Hours means 9.30am to 5.30pm in the relevant location on a Business Day.

1.2 Interpretation. In this Agreement, unless the context otherwise requires:

(a)	references to a person include any individual, firm, body corporate (wherever incorporated), government, state, any Governmental Entity or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)	references to Purchasers shall pertain to each of the Foreign Purchaser and the Local Purchaser;

(c)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(d)	references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(e)	references to compliance (or, as the case may be, non-compliance) with any Law, including any Environmental Law, “in all material respects” or “in any material respect” (or any similar expression) shall be construed with reference to industry standards and practices in the relevant market and to practice within the relevant Group Companies; and

(f)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.3	Currency. In this Agreement:

(a)	references to Euro, EUR or € are references to the lawful currency from time to time of the member states of the European Union;

(b)	references to PHP are references to the lawful currency from time to time of the Republic of the Philippines.

1.4 No contra-preferentum. This Agreement has been negotiated and reviewed by the Parties and their respective counsel and professional advisers. Accordingly, in interpreting this Agreement, no regard shall be had to which Party or its counsel drafted any provision being interpreted.

1.5 Calculation of time. In this Agreement:

(a)	where a period expressed in days, weeks, months or years is to be calculated from the moment at which an event occurs or an action takes place, the day during which that event occurs or that action takes place shall not be counted as falling within the period in question; and

(b)	a period expressed in weeks, months or years shall end with the expiry of whichever day in the last week, month or year (as applicable) of such period is the same day of the week (in the case of weeks), or falls on the same date (in the case of months or years), as the day on which the event or action from which the period is to be calculated occurred or took place. If, for a given period expressed in months, the last day of such period does not fall during the last month expressed to be in such period, such period shall end on the last day of that month.

1.6 Schedules. The Schedules comprise schedules to this Agreement and form part of this Agreement.

1.7 Guarantors. CRH is a party to this Agreement and the Deed of Tax Covenant only for the purposes of the guarantee of the Foreign Purchaser’s obligations set out in clause 2.9, and shall be deemed a “Party” only in the context of that provision.

2. PUT OPTION AND CALL OPTION OVER THE SUBJECT SHARES

2.1 Subject to the Local Purchaser Condition having been fulfilled or waived in accordance with this Agreement on or prior to 15 August 2015, from 31 January 2015, the Sellers grant to the Purchasers (directly and through the Designated Purchasers) the exclusive right and option to purchase in accordance with this Agreement all the Subject Shares, free and clear of all Encumbrances, in the proportion set out in Schedule 1 Part A and shown opposite their name (the Call Option) and the Purchasers grant to the Sellers the right and option to require the Purchasers (directly and through the Designated Purchasers) to acquire in accordance with this Agreement all the Subject Shares, free and clear of all Encumbrances, in the proportion set out in Schedule 1 Part A and shown opposite their name (the Put Option).

2.2 The Foreign Purchaser shall, at its own cost, use its best endeavours to ensure that the Local Purchaser Condition set out in clause 5.1(a) is fulfilled as soon as is reasonably practicable after 31 January 2015.

2.3 The exercise of the Put Option or the Call Option shall occur within 5 Business Days following the date on which the Local Purchaser Condition is fulfilled or waived in accordance with this Agreement.

2.4 The Put Option and the Call Option may only be exercised once and must be exercised simultaneously in respect of all (and not only part) of the Subject Shares. The Put Option and Call Option may be exercised by either LHPI (on behalf of the Sellers) or the Foreign Purchaser (on behalf of the Purchasers) by giving notice in writing to the other party(ies) to the relevant option. Upon exercise of the Call Option or the Put Option, the Sellers shall sell, and the Purchasers (directly and through the Designated Purchasers) shall purchase all the Subject Shares as set out in Schedule 1, with full title guarantee and on the terms and subject to the further Conditions, set out in this Agreement.

General

2.5 Any undertaking or agreement given by a Seller under this Agreement (including any Seller Obligation) is given, and any undertaking or agreement given by a Purchaser under this Agreement (including any Purchaser Obligation) is received, by LHPI as principal with respect to itself and, where applicable, as agent of the Sellers. Each Seller hereby appoints LHPI as its agent for purposes of, on its behalf, taking any action and for any other purposes required in the context of the execution of this Agreement and all other Transaction Documents and of the performance and enforcement of any obligation thereunder.

2.6 Any undertaking or agreement given by a Purchaser under this Agreement (including any Purchaser Obligation) is given, and any undertaking or agreement given by a Seller under this Agreement (including any Seller Obligation) is received, by the Foreign Purchaser as principal with respect to itself and, where applicable, as agent for the Local Purchaser and/or the Designated Purchasers. The Local Purchaser hereby appoints the Foreign Purchaser as its agent for purposes of, on its behalf, taking any action and for any other purposes required in the context of the execution of this Agreement and all other Transaction Documents and of the performance and enforcement of any obligation thereunder.

2.7 The obligations of each Seller under this Agreement are joint and several, except in respect of the Title Warranties and except in connection with Claims relating to the Title Warranties, where the obligations of each Seller shall be several (not joint nor joint and several) and therefore limited to the Subject Shares to be sold by such Seller pursuant to this Agreement. Thus, each Seller shall be liable jointly with the others in respect of any Claim brought against any Seller hereunder for any breach of Warranties (except Title Warranties), undertakings, indemnities, covenants, agreements and/or obligations given by another Seller (and provided that the Warranties, undertakings, indemnities, covenants, agreements and/or obligations forming the basis of such Claim relate to a Target Company in which such Seller owns Subject Shares or to a Subsidiary Company of such Target Company).

Without prejudice to the preceding paragraph, a Seller assumes no responsibility or liability whatsoever in respect of Warranties, undertakings, covenants, agreements and/or obligations relating to a Group Company in which it is not a shareholder directly or indirectly.

2.8 CRH shall irrevocably and unconditionally guarantee, as primary obligor, all of the obligations of the Foreign Purchaser under this Agreement or any other Transaction Document.

2.9 The Foreign Purchaser shall irrevocably and unconditionally guarantee, as primary obligor, all of the obligations of the Local Purchaser and any Designated Purchasers under this Agreement or any other Transaction Document including in respect of any Claim brought by a Seller against the Local Purchaser, it being understood that the Foreign Purchaser shall be subrogated in the rights of the Seller against the Local Purchaser with respect to any amount paid in accordance with this clause.

3. PRICE

Price of the Subject Shares

3.1 The price for the Subject Shares shall be based on the enterprise value referred to in Schedule 1 Part F and as set forth in Schedule 9 (the Price of the Subject Shares).

3.2 The Price of the Subject Shares will be adjusted:

(a)	before Closing, in accordance with the provisions of clause 4.1, to determine the Estimated Price; and

(b)	after Closing, in accordance with the provisions of clause 4.2, to determine the relevant Sellers Final Price.

Price Allocation

3.3 The Price of the Subject Shares of each relevant Target Company shall be allocated to each Seller as set out in Schedule 9.

4. PRICE ADJUSTMENT

Estimated Price

4.1 By no later than 3 August 2015, LHPI (acting on behalf of the Sellers) shall, after having consulted with the Foreign Purchaser, notify to the Foreign Purchaser (acting on behalf of the Purchasers) the amount in Euro (€) (the Estimated Price) being the Price of the Subject Shares in respect of each Seller provided for in clause 3.1 and calculated as set out in Schedule 9:

(a)	minus the Estimated Debt;

(b)	plus the Estimated Cash; and

(c)	plus the Estimated Working Capital Adjustment (which, for the avoidance of doubt, can be a positive or negative number).

The notice referred to in this clause 4.1 shall contain the Closing Statement, the allocation as set out in Schedule 9 and shall also identify the Sellers Estimated Price attributable to the LMI Target Shares.

On the Closing Date, the Purchasers shall pay the Estimated Price to the Sellers in accordance with clause 7.5(b) .

Sellers Final Price

4.2 The Sellers Final Price shall be calculated after the Closing Date on the basis set out in clauses 4.3 to 4.19 (inclusive) and allocated as set out in Schedule 9. Any payments required to be made under clauses 4.3 to 4.19 (inclusive) shall be treated as adjusting the Estimated Price to provide the Sellers Final Price, and shall be paid in Euro. The Sellers Final Price shall (subject to any further adjustment, if applicable, pursuant to clause 19) be adopted for all Tax reporting purposes.

Adjustments: Preliminary

4.3 In preparing the Closing Statement, the items and amounts to be included in the calculation of Debt (including Inter-Company Non-Trading Payables), Cash (including Inter-Company Non-Trading Receivables) and Working Capital for the purposes of the Closing Statement shall be identified by applying the relevant definition (subject, where applicable, to this clause 4.3 and clauses 4.4 and 4.5).

4.4 In applying the provisions of clause 4.3, this clause 4.4 and clause 4.5 and determining which items and amounts are to be included in the Closing Statement, the accounting principles, policies, treatments, practices and categorisations set out in Schedule 6 shall apply (the Accounting Principles).

4.5 If any insured event occurs after 31 January 2015 but before Closing in relation to any asset of a Group Company which needs to be replaced or restored in order for the relevant business to continue to be conducted in the ordinary course, then, to the extent that a member of the relevant Seller Group recovers any proceeds or is entitled to a receivable under a policy but the relevant asset is not replaced or restored before Closing, any such proceeds shall for the purposes of the relevant Closing Statement be deducted from Cash and any such receivable shall not be included in Working Capital and, accordingly, shall not, in each case, be included in the Closing Statement, unless the asset that has been the subject of the insured event is to be accounted for in the Working Capital.

Adjustments: Closing Statement

4.6 LHPI (acting on behalf of the Sellers) shall, or shall procure that LHPI’s accountants shall, after the Closing Date prepare a draft statement, showing the Debt (including Inter-Company Non-Trading Payables), Cash (including Inter-Company Non-Trading Receivables) and Working Capital and the Working Capital Adjustment relating to the Group Companies, separately identifying the amount of each such item attributable to LRI and the amount of each such item attributable to LMI (the Closing Statement), and the resulting proposed Price of the Subject Shares.

4.7 Such Closing Statement shall be in the form set out in Schedule 7 and incorporate separate statements in the form set out in Schedule 7 showing the calculation of the Working Capital and the Working Capital Adjustment, Cash and Debt. LHPI (acting on behalf of the Sellers) shall deliver the Closing Statement to the Foreign Purchaser (acting on behalf of the Purchasers) within 45 Business Days of Closing.

4.8 The Foreign Purchaser (acting on behalf of the Purchasers) shall notify LHPI (acting on behalf of the Sellers) in writing (such notice being the Closing Statement Notice) within 30 Business Days after receipt of the Closing Statement to confirm whether or not the Purchasers accept the draft Closing Statement for the purposes of this Agreement. If the Purchasers do not accept the draft Closing Statement, the Closing Statement Notice shall set out in detail the Purchasers’ reasons for such non-acceptance and specify the adjustments which, in the Purchasers’ opinion, should be made to the draft Closing Statement in order for it to comply with the requirements of this Agreement. Except for the matters specifically set out in the Closing Statement Notice, the Foreign Purchaser (acting on behalf of the Purchasers) shall be deemed to have agreed to the draft Closing Statement in full.

4.9 If the Foreign Purchaser (acting on behalf of the Purchasers) serves a Closing Statement Notice in accordance with clause 4.8, stating in the Closing Statement Notice that the Purchasers do not accept the Closing Statement, LHPI (acting on behalf of the Sellers) and the Foreign Purchaser (acting on behalf of the Purchasers) shall use all reasonable efforts to meet and discuss the objections of the Purchasers and to agree on the adjustments (if any) required to be made to the draft Closing Statement, in each case within 10 Business Days after receipt by LHPI of the Closing Statement Notice.

4.10 If the Foreign Purchaser (acting on behalf of the Purchasers) is satisfied with the draft Closing Statement (either as originally submitted or after adjustments agreed between the Sellers and the Purchasers pursuant to clause 4.9) or if the Foreign Purchaser (acting on behalf of the Purchasers) fails to give a valid Closing Statement Notice within the 30 Business Day period referred to in clause 4.8, then the draft Closing Statements (incorporating any agreed adjustments) shall constitute the Closing Statement for the purposes of this Agreement.

4.11 If LHPI (acting on behalf of the Sellers) and the Foreign Purchaser (acting on behalf of the Purchasers) do not reach agreement within 10 Business Days after receipt by LHPI (on behalf of the Sellers) of the Closing Statement Notice, then the matters in dispute may be referred (on the application of LHPI (acting on behalf of the Sellers) or the Foreign Purchaser (acting on behalf of the Purchasers)) for determination by such independent firm of chartered accountants of international standing (a) as the Sellers and the Purchasers shall agree or, (b) failing agreement or if such firm is unable or unwilling to act within five (5) Business Days after the end of the above 10 Business Day period, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (the Firm). The Firm shall be requested to make its decision within 60 Business Days (or such later date as LHPI (acting on behalf of the Sellers), the Foreign Purchaser (acting on behalf of the Purchasers) and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment. The following provisions shall apply once the Firm has been appointed:

(a)	LHPI (acting on behalf of the Sellers) and the Foreign Purchaser (acting on behalf of the Purchasers) shall each prepare a written statement within 15 Business Days after the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to LHPI (acting on behalf of the Sellers) or the Foreign Purchaser (acting on behalf of the Purchasers) as appropriate;

(b)	following delivery of their respective submissions, the Foreign Purchaser (acting on behalf of the Purchasers) and LHPI (acting on behalf of the Sellers) shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than 15 Business Days after receipt of the other’s submission and, thereafter, LHPI (acting on behalf of the Sellers) and the Foreign Purchaser (acting on behalf of the Purchasers) shall not be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give LHPI (acting on behalf of the Sellers) or the Foreign Purchaser (acting on behalf of the Purchasers) (unless otherwise directed) 15 Business Days to respond to any statements or submission so made);

(c)	in giving its determination, the Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Closing Statement, in respect only of the matters in dispute, in order to comply with the requirements of this Agreement and to determine finally the Closing Statement, provided that such determination shall not result in an adjustment that is higher than the higher figure submitted by the Foreign Purchaser (acting on behalf of the Purchasers) or LHPI (acting on behalf of the Sellers) and shall not result in an adjustment that is lower than the lower figure submitted by the Foreign Purchaser (acting on behalf of the Purchasers) or LHPI (acting on behalf of the Sellers);

(d)	the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the Parties and, without prejudice to any other rights which they may respectively have under this Agreement, the Parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it; and

(e)	in making its determination, the Firm shall apply the Accounting Principles and the definitions provided under this Agreement.

4.12 The Sellers and the Purchasers shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Closing Statements. The fees and expenses of the Firm shall be borne equally between the Sellers on the one hand and the Purchasers on the other, or in such other proportions as the Firm shall determine.

4.13 To enable the Sellers to exercise their rights and meet their obligations under this clause 4, the Purchasers shall provide to LHPI (acting on behalf of the Sellers) and LHPI’s accountants full access to the books and records, employees and premises of the Group Companies and, where relevant, of the relevant Designated Purchaser for the period from Closing to the date that each draft Closing Statement is agreed or determined. If the Foreign Purchaser (acting on behalf of the Purchasers) serves a Closing Statement Notice stating that the Purchasers do not accept the Closing Statement, it shall ensure that LHPI (acting on behalf of the Sellers) and LHPI’s accountants shall be given reasonable access to the Purchasers’ accountants and Purchasers’ accountants’ working papers relating to the adjustments proposed in the Closing Statement Notice and any other submissions by or on behalf of the Foreign Purchaser in relation to the Closing Statement. The Foreign Purchaser (acting on behalf of the Purchasers) shall co-operate fully with LHPI (acting on behalf of the Sellers) and shall permit LHPI and/or LHPI’s accountants to take copies (including electronic copies) of the relevant books and records and shall provide all assistance reasonably requested by LHPI (acting on behalf of the Sellers) to facilitate the preparation of the Closing Statement.

4.14 When the Closing Statement has been agreed or determined in accordance with the preceding clauses, then the amounts shown in the Closing Statement as Cash, Debt and Working Capital and the Working Capital Adjustment for each Group Company shall be final and binding for the purposes of this Agreement.

4.15 The Foreign Purchaser (acting on behalf of the Purchasers) and LHPI (acting on behalf of the Sellers) agree that they shall each engage the separate teams within PwC that have advised them in connection with this Agreement to assist with the processes specified in this clause 4 in order to ensure:

(a)	consistency between the Transaction Perimeter Financial Information, the Estimated Price and the finally agreed or determined (as the case may be) Closing Statement; and

(b)	transparency in relation to the calculation of the Estimated Price, and the finally agreed or determined (as the case may be) Closing Statement.

Adjustments: Financial Adjustments

4.16 When the Closing Statement has been finally agreed or determined in accordance with clauses 4.6 to 4.14 (inclusive), the following adjustments shall be made to the Estimated Price in respect of each Seller’s interest in the relevant Group Companies:

(a)	in relation to Debt:

(i)	if the Debt relating to the Group Companies of the relevant Seller is less than the corresponding Estimated Debt, then the Purchasers shall owe an amount equal to the difference to the relevant Sellers; or

(ii)	if the Debt relating to the Group Companies of the relevant Seller is greater than the corresponding Estimated Debt, then the relevant Sellers shall owe an amount equal to the difference to the Purchasers;

(b)	in relation to Cash:

(i)	if the Cash relating to the Group Companies of the relevant Seller is greater than the corresponding Estimated Cash, then the Purchasers shall owe an amount equal to the difference to the relevant Sellers; or

(ii)	if the Cash relating to the Group Companies of the relevant Seller is less than the corresponding Estimated Cash, then the relevant Sellers shall owe an amount equal to the difference to the Purchasers; and

(c)	in relation to the Working Capital Adjustment:

(i)	if the Working Capital Adjustment relating to the relevant Seller’s Group Companies is a greater amount than the corresponding Estimated Working Capital Adjustment, then the Purchasers shall owe an amount equal to the difference to the relevant Seller; or

(ii)	if the Working Capital Adjustment relating to the relevant Seller’s Group Companies is a lesser amount than the corresponding Estimated Working Capital Adjustment, then the relevant Sellers shall owe an amount equal to the difference to the Purchasers.

Adjustments: General

4.17 Any amount payable pursuant to clause 4.16 shall be increased by an amount equivalent to interest on such amount at a rate of [***] for the period from (but excluding) the Closing Date to (and including) the due date for payment of such amount, calculated on a daily basis.

4.18 Each Seller and Purchaser agrees that, once the Closing Statement has been agreed or determined in accordance with the provisions of clauses 4.6 to 4.14 (inclusive), the sums which each is respectively obliged to pay pursuant to clause 4.16 shall be aggregated and netted off against each other.

4.19 Whichever of the relevant Seller or Purchaser is then left with any payment obligation under clause 4.16 shall make the applicable payment(s) within 5 Business Days after the date on which the Closing Statement is agreed or so determined. Any such payment shall be made in accordance with the provisions of clause 19 of this Agreement.

5. CONDITIONS PRECEDENTS

5.1 Certain obligations of the Parties under this Agreement shall be, as indicated in this Agreement, conditional on certain or all of the following conditions having been fulfilled or waived in accordance with this Agreement (the Conditions):

(a)	the Foreign Purchaser having identified one or several Local Purchaser(s) and such Local Purchaser(s) having validly adhered to this Agreement in the form set out in Schedule 8 (the Local Purchaser Condition);

(b)	the Put Option or Call Option having been exercised in accordance with this Agreement;

(c)	the agreement between Lafarge and Holcim dated 7 July 2014 with respect to the Merger not having been terminated pursuant to articles 6.2 to 6.4 thereof;

(d)	successful completion (being evidenced by the settlement (règlement-livraison)) of the tender offer by Holcim for the shares of Lafarge in accordance with the General Regulations of the AMF and the Rules of Euronext Paris (the Settlement);

(e)	the completion of the Carve-outs as evidenced (i) with respect to Lafarge Republic Aggregates, Inc., the Star Terminal and the Pinagtulayan Property, by the effective payment by HPI or HMDC or any of their Affiliates of the corresponding purchase price, and (ii) with respect to the Carve-outs Transferred Employees, by a statement from the Sellers that such employees have been transferred to HPI or HMDC or any of their Affiliates;

(f)	the completion of the Add-ons as evidenced (i) with respect to the Add-on Assets, by the effective payment by LRI of the corresponding purchase price, and (ii) with respect to the Add-on Transferred Employees, by a statement from the Sellers that such employees have been transferred to LRI; and

(g)	the occurrence of the “Main Closing Date” under and as defined in the Global SPA.

Tender Offer for LRI and LMI by the Purchasers

5.2 No earlier than on the date when all of the Conditions shall have been waived or fulfilled, the Purchasers shall procure that the Designated Purchaser (Local) shall launch the Tender Offers, at a price per share which the Purchasers and their advisors shall have independently determined, and shall use their best efforts to complete the Tender Offers as promptly as permitted by applicable Law. The Purchasers undertake to pay the LRI Minority Shareholders who tendered their shares during the LRI Tender Offer the same amount that would have been paid to the Sellers for any upward price adjustment under clause 4.16 and the Purchasers agree to bear the cost of any Surcharges or Interest in relation to such upward price adjustment.

5.3 The Purchasers shall also conduct the LMI Tender Offer for the LMI Minority Shareholders in accordance with applicable Law. The Purchasers undertake to use reasonable endeavours to conduct the LMI Tender Offer pursuant to the timetable attached hereto as Schedule 12. The Sellers shall, and shall procure that LRI shall, extend such assistance and furnish such documents as may be reasonably requested by the Purchasers to meet the timetable attached as Schedule 12.

5.4 No Taxes, costs or expenses in connection with the LRI Tender Offer or the LMI Tender Offer shall be borne by the Sellers.

Other Purchasers’ Obligations

5.5 Each of the Purchasers shall, at its own cost, use all reasonable endeavours to obtain all required consents, approvals or actions of any Governmental Entity required by it to consummate the Proposed Transactions promptly after 31 January 2015.

5.6 Each of the Purchasers shall have primary responsibility for obtaining all such consents, approvals or actions and shall take all steps necessary for that purpose (including making pre-notification contacts, appropriate submissions, notifications and filings as appropriate in light of normal practice, in consultation with, and where necessary and to the extent reasonable with the assistance and cooperation of each Seller (to the extent not already done) within 15 Business Days after 31 January 2015 or, where the requirement to take such action only arises after that date, as soon as practicable thereafter). The Purchasers shall, unless expressly prohibited by a Governmental Entity and in respect of clause 5.6(e) only, where permitted by the Governmental Entity, for this purpose:

(a)	provide all information and take all other measures or actions that are required by any such Governmental Entity (including for the purpose of obtaining the Clearances) and comply as promptly as practicable with any reasonable requests for additional information requested by any Governmental Entity;

(b)	promptly notify LHPI (acting on behalf of the Sellers) (and provide copies or, in the case of non-written communications, details) of any communications from any such Governmental Entity relating to any such consent, approval or action;

(c)	except for communications that are administrative or procedural in nature, communicate with any such Governmental Entity only after prior consultation with LHPI (acting on behalf of the Sellers) and/or its advisers (taking into account their reasonable comments and requests) and provide LHPI (acting on behalf of the Sellers) (and/or its advisers) with copies of all such submissions, notifications, filings and other communications in the form submitted or sent;

(d)	(without limiting paragraph (c) above) provide LHPI (acting on behalf of the Sellers) (or its advisers) with a final draft of all submissions, notifications, filings and other communications to any Governmental Entity at such time as will allow each Seller (or its advisers) a reasonable opportunity to provide comments and for the Purchasers to take account of any reasonable comments of LHPI (acting on behalf of the Sellers) (or its advisers) on such drafts prior to their submission;

(e)	allow persons nominated by LHPI (acting on behalf of the Sellers) to attend all meetings (and participate in all telephone or other conversations, except any conversations that are administrative or procedural in nature) with the Governmental Entity and to make oral submissions at the meetings (or in telephone or other conversations); and

(f)	regularly review with LHPI (acting on behalf of the Sellers) the progress of any notifications or filings (including, where necessary, seeking to identify appropriate commitments to address any concerns identified by any Governmental Entity) and discussing with each Seller the scope, timing and tactics of any such commitments with a view to obtaining clearance from the Governmental Entity at the earliest reasonable opportunity, save that for these purposes the Purchasers shall only be required to provide information of a commercially sensitive nature to LHPI’s counsel on a counsel-to-counsel basis and shall not be required to take any action that would constitute a breach of Law, regulation or contract.

5.7 LHPI (acting on behalf of the Sellers) shall provide the Purchasers and any Governmental Entity with any necessary information and documents reasonably required for the purpose of making any submissions, notifications and filings to any such Governmental Entity, and shall make any notifications that may be required of the Sellers by such Governmental Entity in order to obtain any relevant consents or approvals, save that each Seller shall only be required to provide information of a commercially sensitive nature to the Purchasers’ counsel on a counsel-to-counsel basis and shall not be required to take any action that would constitute a breach of Law, regulation or contract.

5.8 The Purchasers shall not make any filing with any Governmental Entity which is not required without obtaining the prior written consent of LHPI (acting on behalf of the Sellers) to the making of it and to its form and content.

5.9 If it becomes apparent that any Governmental Entity referred to in this clause 5 indicates that it will only provide any consents or approvals that are necessary to satisfy the obligations set out in this clause 5 and/or obtain the Clearances subject to certain conditions being satisfied or undertakings being made, or if it becomes apparent that any Governmental Entity referred to in this clause 5 will not provide any Clearance on or before the Long Stop Date, the Purchasers shall:

(a)	structure its acquisition of the Target Companies so as to comply with the applicable requirements for obtaining the Clearances or offer (and not withdraw) such undertakings to such Governmental Entity as may be deemed necessary by the Sellers to secure such Governmental Entity’s consent or clearance without undue delay and in any event without the need for an in-depth review by such Governmental Entity. For the avoidance of doubt, such undertakings may include any condition, obligation, undertaking or modification relating in any manner whatsoever to: (i) any undertaking, or any business, activities or assets of any undertaking, that is Controlled by any member of a Purchaser Group; or (ii) any Target Company, or any business, activities or assets of any Target Company;

(b)	if such Governmental Entity makes clear that the offer made under clause 5.9(a) above is not sufficient, the Purchasers shall make such further or better offers (and not withdraw such offers) to restructure or divest any or all undertakings, businesses, activities or assets as necessary to satisfy such Governmental Entity, including by way of an up-front buyer or fix-it first remedy, as appropriate; and

(c)	(where the Purchasers cannot structure its acquisition of the Target Companies so as to obtain the Clearances on or before the Long Stop Date) structure its acquisition of the Target Companies in such a way as to allow for Closing to occur without obtaining any such Clearance.

5.10 In seeking the approval of any Governmental Entity required in connection with the Proposed Transactions, neither Purchaser nor any Representative of a Purchaser has engaged or will engage in any conduct in breach of any applicable Anti-Bribery Law. Each Purchaser shall promptly notify LHPI (acting on behalf of the Sellers) of any solicitation, demand or other request for anything of value, by or on behalf of any official, employee or representative of, or any other person acting in an official capacity for or on behalf of any Governmental Entity, relating to the Proposed Transactions including any approval referred to in this clause 5.

5.11 In the period between the date on which the Philippine Competition Act comes into effect and Closing the Sellers shall procure that the Group Companies shall:

(a)	co-operate with the Purchasers to identify those areas where the Group Companies would not be likely be in compliance with the Philippine Competition Act; and

(b)	to the extent agreed with the Purchasers, use reasonable endeavours to adopt possible courses of action in order to address any identified areas which may not be in compliance with the Philippine Competition Act.

Carve-outs/ Add-ons

5.12 Between 31 January 2015 and the Closing Date, the Sellers shall use their best endeavours to implement or, as the case may be, continue the implementation of, the Carve-outs and Add-ons. If, in the reasonable opinion of the Sellers it is preferable to implement the Carve-outs and Add-ons in an alternative manner, the Sellers may implement the Carve-outs and Add-ons in such alternative manner, provided that such alternative is economically equivalent for the Purchasers.

5.13 As from 31 January 2015, LHPI (acting on behalf of the Sellers) shall keep the Foreign Purchaser (acting on behalf of the Purchasers) reasonably informed of the progress of the Carve-outs and Add-ons and shall provide the Foreign Purchaser (acting on behalf of the Purchasers) with draft documents for its review and comment in good time prior to execution and shall provide all executed documents evidencing such Carve-outs and Add-ons to the Foreign Purchaser (acting on behalf of the Purchasers) as they become available. The Foreign Purchaser (acting on behalf of the Purchasers) may offer suggestions on the draft documents relating to the Carve-outs and Add-ons but LHPI (acting on behalf of the Sellers) is not obliged to accept any such suggestions.

5.14 If at any time until the date that is 9 months after Closing:

(a)	a Seller or any of its Affiliates holds any asset (including any transferrable permit) that should have been transferred to the relevant Group Company in respect of the Add-ons, or receives any amount in respect of any such asset, then that Seller shall (or, in the case of a transferrable permit, shall use reasonable endeavours to), as promptly as reasonably practicable, remit, or cause to be remitted, at no cost, such amount or asset to the Purchasers or their relevant Affiliate, as the case may be;

(b)	the Purchasers or any Group Company or any of their respective Affiliates holds any asset (including any transferrable permit) that should not have been transferred to the relevant Group Company in respect of the Carve-outs, or receives any amount in respect of any such asset, then the Purchasers shall (or, in the case of a transferrable permit, shall use reasonable endeavours to), or the Purchasers shall procure that the relevant Group Company or Affiliate shall (or, in the case of a transferrable permit, shall use reasonable endeavours to), as promptly as reasonably practicable, remit, or cause to be remitted, at no cost, such amount or asset to the Sellers or their relevant Affiliate, as the case may be;

(c)	a Seller or any of its Affiliates is required to make (and effectively makes) any payment in respect of any asset that should have been transferred to the relevant Group Company in respect of the Add-ons, the Purchasers shall, as promptly as reasonably practicable, remit an amount equal to the amount of such payment to that Seller or its relevant Affiliate, as the case may be; or

(d)	a Purchaser or any of its Affiliates is required to make (and effectively makes) any payment in respect of any asset that should have not been transferred to the relevant Group Company, the relevant Seller shall, as promptly as reasonably practicable, remit an amount equal to the amount of such payment to that Purchaser or its relevant Affiliate, as the case may be.

5.15 LHPI (acting on behalf of the Sellers) shall provide such assistance to each Purchaser as the Foreign Purchaser (acting on behalf of the Purchasers) reasonably requires for the purpose of clause 5.14 and covenants with each Purchaser and each of its Affiliates to pay to the relevant Purchaser or to the relevant Affiliates of such Purchaser an amount equal to any and all Loss suffered or incurred by them in relation to the transfer or as a result of holding the relevant interest for the period from Closing until it is so transferred.

5.16 The Foreign Purchaser (acting on behalf of the Purchasers) shall provide such assistance to each Seller as LHPI (acting on behalf of the Sellers) reasonably requires for the purpose of clause 5.14 and covenants with each Seller and each of its Affiliates to pay to the relevant Seller or to the relevant Affiliates of such Seller an amount equal to any and all Losses suffered or incurred by them in relation to the transfer or as a result of holding the relevant interest for the period from Closing until it is so transferred.

5.17 The Purchasers and the Sellers shall ensure that their relevant Affiliates shall comply with the terms of any agreement entered into by such Affiliates for the purposes of implementing any of the Carve-outs and/or Add-ons.

General

5.18 Each of the Conditions may only be waived by the written agreement of LHPI (acting on behalf of the Sellers) and the Foreign Purchaser (acting on behalf of the Purchasers).

5.19 LHPI (acting on behalf of the Sellers) and the Foreign Purchaser (acting on behalf of the Purchasers) shall notify each other promptly upon becoming aware that any of the Conditions have been fulfilled.

5.20 If the Local Purchaser Condition is incapable of being satisfied on or prior to 15 August 2015 (the Divestiture Third Party Bank Trigger), the provisions of clause 5.21 shall apply. If any of the Conditions (other than the Local Purchaser Condition) has not been fulfilled or waived on the Long Stop Date, this Agreement shall automatically terminate (other than the Surviving Provisions); in any such event, no Party shall have any claim under this Agreement of any nature whatsoever against any other Party except for a Claim by a Party in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.

Divestiture Third Party Bank Trigger

5.21 If the Divestiture Third Party Bank Trigger occurs:

(a)	the Foreign Purchaser shall on the date on which the Divestiture Third Party Bank Trigger occurs pay the Sellers Secured Price to the Security Account, and LHPI (acting on behalf of the Sellers) and the Foreign Purchaser shall execute the Security Documents and take such other steps as may be required to perfect the Security over the Security Accounts created by the Security Documents. For the purposes hereof, the Sellers Secured Price shall be the Estimated Price determined as set forth in clause 4, save that references to the “Closing Date” in clause 4 shall be replaced with “the date of the Divestiture Third Party Bank Trigger”;

(b)	the Foreign Purchaser and the Sellers shall determine the Sellers Final Price as set forth in clauses 4.2 to 4.15 and (i) the Foreign Purchaser shall pay the final adjustment due by it pursuant to clauses 4.17 to 4.19 to the Security Account, or (ii) the Foreign Purchaser shall be restituted the final adjustment owed to it pursuant to clauses 4.16 to 4.19 from the Security Account, save that references to the “Closing Date” in clause 4 shall be replaced with “the date of the Divestiture Third Party Bank Trigger”;

(c)	the Divestiture Third Party Bank shall immediately after the Divestiture Third Party Bank Trigger be granted by the Sellers the exclusive mandate to sell the Group Companies as promptly as reasonably possible to maximize the sale price to one or several third parties that are qualified, under applicable Laws, to own all the Subject Shares (the Divestiture Third Party Bank Mandate). The sale of the Subject Shares, by the Divestiture Third Party Bank, shall be conditional upon the Conditions set out in clauses 5.1(e), 5.1(f), and 5.1(g) having been fulfilled or waived in accordance with this Agreement;

(d)	the Sellers, the Foreign Purchaser and the Divestiture Third Party Bank shall meet, when necessary, to be informed about the divestiture process relating to the Subject

Shares. Neither the Foreign Purchaser nor any of the Sellers shall be allowed to give specific instructions to the Divestiture Third Party Bank whose mandate shall be as described in paragraph (c) above;

(e)	all costs and expenses incurred by the Divestiture Third Party Bank in relation to the exercise of its functions shall be borne by the Foreign Purchaser; and

(f)	following a Disposal by the Divestiture Third Party Bank and receipt by LHPI of the LHPI Disposal Proceeds, by CHI of the CHI Disposal Proceeds, by RRI of the RRI Disposal Proceeds and by SWCVI of the SWCVI Disposal Proceeds in respect of such Disposal, LHPI (acting on behalf of the Sellers) may withdraw from the Security Account an amount equal to the amount by which the Sellers Secured Price exceeds the Disposal Proceeds or, as the case may be, LHPI (acting on behalf of the Sellers) shall pay to the Foreign Purchaser an amount equal to 50 per cent. of the amount by which the Disposal Proceeds exceeds the Sellers Secured Price, in each case together with any Security Account Interest accrued in respect of such amounts and without the Foreign Purchaser’s consent.

5.22 The Security Documents shall provide as follows in respect of the amounts that the Sellers and the Foreign Purchaser covenant to pay under clause 5.21:

(a)	the amount secured under the Security Documents in favour of the Foreign Purchaser shall be the amount from time to time equal to:

(i)	the Sellers Secured Price; less

(ii)	any withdrawal made pursuant to clause 5.21(f);

(b)	LHPI shall be entitled to access the Security Account on behalf of the Sellers in accordance with the terms of clause 5.21(f);

(c)	following a withdrawal by LHPI (on behalf of the Sellers) in accordance with clause 5.21(f), the Security over the Security Account in respect of the amount which relates to such Disposal shall be released, discharged and that amount shall be paid to the Foreign Purchaser, and following such a withdrawal by LHPI (on behalf of the Sellers) from the Security Account, in respect of the final Disposal of the Subject Shares, the Security over the LHPI Security Account shall be released, discharged in full and that amount shall be paid to the Foreign Purchaser;

(d)	any interest or profit generated on the Security Accounts (subject to any deduction of tax at source or any bank or other charges properly charged to the Security Accounts) (the Security Account Interest) shall accrue to and form part of the relevant Security Account and, save as expressly provided in clause 5.21(f), shall be for the account of the Sellers.

6. PRE-CLOSING UNDERTAKINGS

6.1 From 31 January 2015 until Closing, each Seller shall (unless otherwise required or permitted by the terms of any Transaction Document), by applicable Law, or by any Governmental Entity or as part of the Carve-outs or Add-ons or in connection with the implementation of the Merger or as Fairly Disclosed in folders 5.1.24, 10.3.2 and 10.3.3 of the “Global” exchange of Data Room or as may be approved by the Foreign Purchaser (who shall be entitled to act for the Purchasers for such purpose), such approval not to be unreasonably withheld or delayed) ensure (so far as it is able) that the business of the Group Companies in which it owns an interest is carried on in all material respects only in the ordinary course of business and that:

(a)	subject to clause 21 and to applicable Law, the Purchasers’ representatives shall be allowed such access as is reasonably requested, upon reasonable notice and at reasonable times, locations and intervals, to (i) the books and records of such Group Companies (including all statutory and minute books) and (ii) the premises used by, and management of, such Group Companies;

(b)	no such Group Company declares or pays any dividend or other distribution (whether in cash, stock or in kind) or reduces its paid-up share capital, save to another Group Company;

(c)	no such Group Company issues or agrees to issue or allots any share capital (except to another Group Company);

(d)	no such Group Company modifies its by-laws or other equivalent organisational document;

(e)	no such Group Companies makes any change in the accounting methods or practices other than in the ordinary course of business (other than such changes required by applicable local accounting principles);

(f)	all transactions between any such Group Company and any member of its Seller Group (other than another Group Company) take place (i) pursuant to the terms of existing agreements between Group Companies and such member of its Seller Group as disclosed in the Data Room, or (ii) in a manner and on terms consistent with previous practice in the 12 months prior to 31 January 2015;

(g)	no such Group Company sells or acquires, or agrees to sell or acquire, any business that is material to it;

(h)	no such Group Company: (i) employs or agrees to employ any new persons, full or part time, in a Senior Manager capacity (other than to fill a vacancy) or (ii) make changes (other than those required by Law) in terms of employment (including pension fund commitments) in each case in circumstances which increases in aggregate the level of staff costs of all its Group Companies by more than [***] per cent. per annum;

(i)	no such Group Company incurs capital expenditure in a total aggregate amount in excess of [***] per cent. of the total aggregate amount of capital expenditure for the relevant period set forth in the relevant Group Company’s budget;

(j)	no such Group Company creates any Encumbrance over the Subject Shares or the shares or assets of any of its Group Companies other than a Permitted Encumbrance;

(k)	no Group Company which, individually or with its respective Affiliates, generated more than [***] of that Seller’s [***] ceases or proposes to cease to carry on its business or be wound up or enter into receivership, or any form of management or administration over its assets;

(l)	no such Group Company permits any of its insurances to lapse or do anything which would make any policy of insurance void, null or voidable;

(m)	no such Group Company enters into or gives or permits or suffers to subsist any guarantee of or indemnity or contract of suretyship for or otherwise commits itself in respect of the due payment of money or the performance of any contract, engagement or obligation of any other person or body which if called upon or otherwise exercised by the relevant counterparty would result in a cost to the Group Companies of [***] or more;

(n)	in relation to any Material Real Estate of its Group Companies, no such Group Company terminates, or gives a notice to terminate, a lease tenancy or licence;

(o)	no such Group Company enters into any partnership or joint venture involving or being likely to involve expenditure by its Seller Group in excess of [***] per annum;

(p)	no such Group Company makes any material amendment to any existing collective bargaining agreement;

(q)	each such Group Company maintains in all material respects the standards of production that applied to its products in the six months up to 31 January 2015;

(r)	no such Group Company settles or compromises any claim or disputes or waives a right in relation to litigation or arbitration proceedings (in each case, save in respect of the collection of debts arising in the ordinary course of business) which could reasonably be expected to result in a payment to or by a Group Company of [***] or more;

(s)	no Group Company shall, and the Sellers shall procure that no Group Company shall, re-file or amend any Tax Return without the express written consent of the Purchasers, except where such re-filing or amendment (i) can reasonably be expected to result in a payment to or by all Group Companies (taken in aggregate only to the extent that similar matters are concerned) of [***] or less or (ii) is required to take into account the consequences of a Tax audit or reassessment or fix an omission or error; and

(t)	no Group Company shall, and the Sellers shall procure that no Group Company shall, amend any policy in respect of Tax except where such amendment is required by applicable Law or to take into account the consequences of a Tax audit or reassessment in effect on or before Closing, in which case, and where such amending of policy in respect of Tax can reasonably be expected to result in a payment to or by all Group Companies (taken in aggregate only to the extent that similar matters are concerned) of [***] or more, the Group Company shall notify the Purchasers before making and applying any such amendment.

6.2 The Foreign Purchaser (acting on behalf of the Purchasers) shall not exercise any of its rights pursuant to this clause 6 (including the right to refuse to approve any particular transaction or action) in such a manner as could disrupt unreasonably the efficient operations of the Group Companies.

6.3 Subject to applicable Law, each Seller shall use its reasonable endeavours to assist, and shall procure that each of its Group Companies shall use its reasonable endeavours to assist, the Purchasers to prepare for a smooth transition of the Group Companies to each of their respective Purchaser Groups.

6.4 To the extent that any Group Company has entered into any agreement which contains a clause pursuant to which the counterparty may exercise a right as a result of the Proposed Transactions the consequences of which are adverse to the relevant Group Company, the relevant Sellers and the Purchasers shall cooperate with each other, to ensure that, at the Purchasers’ cost, appropriate steps are taken before Closing to inform such counterparty of the Proposed Transactions and to seek a waiver of the counterparty’s relevant right.

Purchasers Financing

6.5 Each Seller shall (so far as it is able, taking into account any restrictions in any joint venture or shareholders’ agreements or other similar documents in respect of any of its Non-Wholly-Owned Target Companies) ensure that each of its Group Companies shall use its reasonable efforts to, at the sole expense of the relevant Purchaser(s), cause the directors, officers, employees, advisers and representatives of its Group Companies to provide such cooperation in connection with the arrangement of the debt financing required in connection with the Proposed Transactions (the Financing) as may be reasonably requested by a Purchaser upon reasonable notice and at reasonable times, locations and intervals, including:

(a)	participation of senior management in a reasonable number of meetings and presentations to prospective lenders and investors;

(b)	furnishing, or using reasonable efforts to cause third parties to furnish, that Purchaser and its financing sources with financial information regarding the Group Companies as may be reasonably requested by that Purchaser, provided (for the avoidance of doubt) that any such financial information (including pro forma financial information) shall not include any information relating to that Purchaser or its Affiliates;

(c)	assisting the Purchasers and their financing sources in the finalising of offering documents for the Financing and materials and financial and other information for further rating agency presentations;

(d)	using reasonable efforts to obtain the assistance of its accountants to provide consents for the use of their reports in offering memoranda and other materials related to the Financing,

provided, however, that nothing in this clause 6.5 shall require such cooperation to the extent it would:

(e)	interfere unreasonably with the business or operations of any of the Group Companies;

(f)	require any of the Group Companies to take any action that would conflict with or violate any Group Companies’ organisational documents or any applicable Law or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any contract to which any Group Company is a party;

(g)	require any Group Company to enter into definitive credit documentation in relation to any financing or purchase agreement for the Financing prior to the Closing Date; or

(h)	result in any officer or director of any Group Company incurring any personal liability with respect to any matters relating to the Financing.

6.6 Each of the Purchasers covenants with each Group Company, each Connected Person of the Group Companies and each Seller to pay to the relevant Group Company, Connected Person or Seller an amount equivalent to any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (including actions taken at the request of that Purchaser in accordance with clause 6.5) and any information (other than information furnished by or on behalf of any Group Company) utilised in connection therewith, in each case prior to the Closing Date, except to the extent such liabilities, losses, damages, claims, costs, expenses, interests, awards, judgments and penalties arise out of the wilful misconduct or fraud of the relevant Seller, Group Company or Connected Person.

6.7 The relevant Purchaser shall promptly upon request by any member of a Seller Group or any Group Company, reimburse such member of a Seller Group or Group Company for out-of-pocket costs and expenses incurred by it in connection with its cooperation pursuant to clause 6.5.

7. CLOSING

7.1 Closing shall take place at the Freshfields Bruckhaus Deringer LLP Brussels office, the Cleary Gottlieb Steen & Hamilton LLP Brussels office or such other place as the Parties may agree on the Closing Date, being:

(a)	the Business Day on which the settlement of the LRI Tender Offer occurs such that the payment to the LRI Minority Shareholders has been made or been made available; or

(b)	if the Parties are granted by the SEC an exemptive relief from the requirement that the LRI Tender Offer and Closing take place simultaneously, within 8 Business Days after the exemptive relief is granted (or such other date as the Parties may agree).

7.2 At Closing, each of the Sellers and each of the Purchasers shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that Party or any of its Affiliates in this clause 7 and in the Closing Deliverables. The Purchasers shall jointly designate one or more Designated Purchasers to whom specified Subject Shares shall be transferred by the Sellers on Closing by written notice to the other Parties by no later than 10 Business Days prior to the Closing Date, provided that (i) any such designation shall not result in an increase or decrease of the liabilities of the Parties under this Agreement, nor grant any right against any Party to this Agreement, hereunder or otherwise; and (ii) the Purchasers shall designate a Designated Purchaser (Local) to be the transferee of the LRI Subject Shares and the LCLC Subject Shares.

7.3 The LRI Subject Shares shall be sold by way of a special block sale at the PSE. The Parties shall exert all reasonable efforts to obtain any approvals required from the PSE for the special block sale. Each Party shall bear its own fees, charges and expenses in connection with the special block sale, including broker’s fees.

Sellers Obligations

7.4 On the Closing Date, each Seller shall deliver or ensure that there is delivered to the Purchasers (or made available to its or their reasonable satisfaction):

(a)	a copy of the necessary corporate approvals required for entry into this Agreement and any Ancillary Agreement;

(b)	a copy of each Ancillary Agreement to which it is a Party, duly executed by it;

(c)	in respect of each of the Group Companies in which it owns an interest, the resignation, in a form reasonably acceptable to the Purchasers, of each director of such Group Company appointed by such Seller as may be notified by the Purchasers within 60 days after 31 January 2015 but in any case not later than 10 Business Days prior to Closing in accordance with the Closing Process;

(d)	each of the Closing Deliverables applicable to it;

(e)	evidence of the satisfaction of each of the Conditions applicable to it; and

(f)	a copy of the Irrevocably Proxy.

Purchasers Obligations

7.5 At Closing, the Purchasers shall:

(a)	deliver or ensure that there is delivered to the relevant Seller(s) (or made available to its or their reasonable satisfaction):

(i)	a copy of each Ancillary Agreement to which any member(s) of a Purchaser Group is a Party, duly executed by it;

(ii)	a copy of all decisions from each relevant Governmental Entity; and

(iii)	a copy of the necessary corporate approvals required for entry into this Agreement and the Ancillary Agreement;

(b)	pay the Estimated Price to the Sellers Bank Accounts; and

(c)	deliver (or ensure that there is delivered to the relevant Seller(s)) each of the Closing Deliverables applicable to it.

Inter-Company Debt

7.6 At Closing, each Seller and each Purchaser shall carry out their respective obligations under clause 8.

General

7.7 LHPI (acting on behalf of the Sellers) and the Foreign Purchaser (acting on behalf of the Purchasers) shall negotiate in good faith with a view to agreeing before the Closing Date the final form of any Transaction Document which is not in Agreed Form as at the date of this Agreement. On execution of any such Transaction Document, the term sheet in the Agreed Form corresponding to that Transaction Document shall terminate and be replaced in whole by the relevant Transaction Document. If not so agreed by the Closing Date, any outstanding Transaction Document shall be deemed to take the form of the term sheet in the Agreed Form corresponding to that Transaction Document, and where there is no such term sheet the Transaction Document shall be in the form reasonably specified by the Sellers provided it is consistent with the terms of this Agreement.

7.8 If any document listed in this clause 7 is required to be notarised, the Parties (or their relevant Affiliates) shall execute such document at a time and in the location notified by LHPI (acting on behalf of the Sellers) to the Foreign Purchaser (acting on behalf of the Purchasers)

at least 2 Business Days before Closing where a notary with the required qualification will be present.

7.9 All documents and items delivered at Closing pursuant to this clause 7 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place. Simultaneously with:

(a)	delivery of all documents and all items required to be delivered at Closing (or waiver of its delivery by the person entitled to receive the relevant document or item); and

(b)	receipt of an electronic funds transfer to the Sellers Bank Accounts in immediately available funds of the Price of the Subject Shares,

the documents and items delivered in accordance with this clause 7 and the Closing Deliverables shall cease to be held to the order of the person delivering them and Closing shall be deemed to have taken place.

7.10 If a Seller or a Purchaser fails to comply with any of their respective obligations in this clause 7, the Purchasers (if the defaulting party is a Seller) or the Sellers (if the defaulting party is a Purchaser) shall not be entitled to terminate this Agreement but shall be entitled (in addition to and without prejudice to all other rights and remedies available) by written notice to the other Parties:

(a)	to require Closing to take place so far as practicable having regard to the defaults which have occurred; or

(b)	to set a new date for Closing (being not more than 20 Business Days after the original date for Closing) in which case the provisions of this clause 7 shall apply to Closing as so deferred but on the basis that such deferral may only occur once.

8. INTER-COMPANY TRADING AMOUNTS AND INTER COMPANY NON-TRADING

AMOUNTS

Inter-Company Trading Amounts

8.1 In relation to Inter-Company Trading Amounts:

(a)	the Purchasers shall procure that any Inter-Company Trading Amounts which are owed by any Group Company is paid to the relevant member of its Seller Group in the ordinary course, and such payments shall be made in accordance with clause 19; and

(b)	each Seller shall procure that any Inter-Company Trading Amounts which are owed by any member of its Seller Group is paid to the relevant Group Company in the ordinary course, and such payments shall be made in accordance with clause 19.

Inter-Company Non-Trading Amount

8.2 Not less than 3 Business Days before the Closing Date, each Seller shall notify the Purchasers of the Estimated Inter-Company Non-Trading Payables and the Estimated Inter-Company Non-Trading Receivables in respect of its Group Companies, as at the Closing Date, in each case specifying the relevant debtor, creditor and currency in respect of each Inter-Company Non-Trading Receivable and Inter-Company Non-Trading Payable.

8.3 On Closing:

(a)	the Purchasers shall procure that each relevant Group Company repays to the relevant member of its Seller Group the amount in the applicable currency of any Estimated Inter-Company Non-Trading Payables and shall acknowledge on behalf of each relevant Group Company the payment of the Estimated Inter-Company Non-Trading Receivables in accordance with clause 8.3(b); and

(b)	each Seller shall procure that each relevant member of its Seller Group repays to the relevant Group Company the amount in the applicable currency of any Estimated Inter-Company Non-Trading Receivables and shall acknowledge on behalf of each relevant member of its Seller Group the payment of the Estimated Inter-Company Non-Trading Payables in accordance with clause 8.3(a), in each case as notified in accordance with clause 8.2 and the Inter-Company Non-Trading Amount shall be treated as discharged to the extent of that payment.

8.4 Any payment pursuant to clause 8.3 shall be deemed to be a payment first, to the extent possible, of all interest accrued on the relevant Inter-Company Non-Trading Amount and thereafter of the relevant principal amount.

Final repayment of Inter-Company Non-Trading Amounts

8.5 When the Closing Statements have been finally agreed or determined in accordance with clauses 4.6 to 4.14 (inclusive), the following payments shall be made in respect of any Inter-Company Non-Trading Payable:

(a)	if any Inter-Company Non-Trading Payable is greater than the applicable Estimated Inter-Company Non-Trading Payable or any Inter-Company Non-Trading Receivable is less than the applicable Estimated Inter-Company Non-Trading Receivable, then the Purchasers shall procure that each relevant Group Company repays to the relevant member of the corresponding Seller Group the amount in the applicable currency equal to the difference and shall acknowledge on behalf of each relevant Group Company the payment of the amount paid to that Group Company in accordance with clause 8.5(b); and

(b)	if any Inter-Company Non-Trading Payable is less than the applicable Estimated Inter-Company Non-Trading Payable or any Inter-Company Non-Trading Receivable is greater than the Estimated Inter-Company Non-Trading Receivable, then the relevant Seller shall procure that each relevant member of the Seller Group repays to the relevant Group Company the amount in the applicable currency equal to the difference and shall acknowledge on behalf of each relevant member of the Seller Group the payment of the amount paid to that member of its Seller Group in accordance with clause 8.5(a).

Any amount payable under this clause 8.5 shall be paid with interest, in the applicable currency, on such amount for the period from (but excluding) the Closing Date to (but including) the due date for payment calculated on a daily basis. The rate of interest shall be the rate applicable to the relevant Inter-Company Non-Trading Amount under the terms on which it was outstanding at Closing.

8.6 Any payments to be made pursuant to clause 8.5 shall be made within 5 Business Days after the date on which the relevant Closing Statement is agreed or determined in accordance with clauses 4.6 to 4.14 (inclusive).

9. SELLERS WARRANTIES

9.1 Each Seller severally warrants to the Purchasers as at the Closing Date and (i) in the case of the Target Companies, as at 31 January 2015; and (ii) in the case of the Subsidiary Companies, as at the date of this Agreement (except where a reference is made to a specific date in which case the Warranty is made as of such date), that each of the Warranties is true, accurate and not misleading, save (a) in respect of those Title Warranties set out in clauses 9.8 to 9.11 which shall be warranted as at the Closing Date only, and (b) that in respect of clause 9.16(a), the compliance with the Philippine Competition Act shall only be warranted (i) in the case of the Target Companies, as at 31 January 2015; and (ii) in the case of the Subsidiary Companies, as at the date of this Agreement.

Organisation

9.2 That Seller and each Group Company in which it owns an interest is a corporation duly incorporated or formed, as applicable, and validly existing under the Laws of its jurisdiction of incorporation or formation and in any jurisdiction where “validly existing” is not defined, not subject to any administrative, winding up or similar order and there are no Insolvency Proceedings concerning such Seller or any of the Group Companies in which it owns an interest.

9.3 That Seller and each Group Company in which it owns an interest has all requisite corporate power and authority to own its assets and to carry on its business as and where it is now being conducted.

Authorisation; Enforceability

9.4 That Seller has the corporate power and authority to execute this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the Proposed Transactions;

9.5 The execution of this Agreement and the applicable Transaction Documents by that Seller and the performance by it of its obligations hereunder and thereunder have been duly authorised by all necessary corporate action; and

9.6 This Agreement has been, and upon their execution the applicable Transaction Documents will have been, duly executed and delivered by that Seller and (assuming due authorisation, execution and delivery by the Purchasers and, where applicable, the Designated Purchaser(s)) this Agreement constitutes, and upon their execution the applicable Transaction Documents will constitute, a legal, valid and binding obligation of such Seller enforceable against it in accordance with their respective terms.

No Approvals or Conflicts

9.7 The execution, delivery and performance by that Seller of this Agreement and the Transaction Documents to which it is a party and the consummation by that Seller of the Proposed Transactions do not and will not: (i) in any material respect violate or conflict with or result in a material breach by that Seller of its organisational documents; (ii) in any material respect violate or conflict with or result in a material breach of, or constitute a material default by that Seller (or create an event which, with notice or lapse of time or both, would constitute a material default) or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which that Seller may be bound; (iii) in any material respect violate or result in a material breach of any Law applicable to that Seller; or (iv) except for the Conditions and Clearances, require any order, consent, approval or authorisation of, or notice to, or declaration, filing, application, qualification or registration with, any Governmental Entity.

Equity Interests of the Target Companies

9.8 Each Seller, with respect to each Target Company in which it owns an interest, warrants that Part B of Schedule 1 contains a true, complete and accurate statement of the: (i) jurisdiction of incorporation, formation or organisation, as applicable; and (ii) the number of authorised, issued and outstanding shares of that Target Company.

9.9 Each Seller warrants that it is the legal and beneficial owner of the shares of the Target Companies shown opposite its name in Part B of Schedule 1 and that there is no restriction on the transfer of such shares to the Purchasers. Each Seller warrants that such shares are owned free and clear of any Encumbrances and have been validly issued, fully paid and, where applicable, non-assessable and, no Target Company (except LRI) owns any equity interest in any other person.

9.10 Each Seller warrants that it will be at the Closing Date the legal and beneficial owner of the Subject Shares shown opposite its name in Part A of Schedule 1 and that there is no restriction on the transfer of the Subject Shares to the Designated Purchasers. Each Seller warrants that its Subject Shares are owned free and clear of any Encumbrances and have been validly issued, fully paid and, where applicable, are non-assessable and, no Group Company (except LRI) owns any equity interest in any other person.

9.11 Each Seller, with respect to each Target Company in which it owns an interest, warrants that there are no other authorised, issued or outstanding equity interests and no outstanding options, warrants, rights or any other agreements relating to the sale, issuance or voting of any equity interest, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity interest, of that Target Company.

Equity Interests of the Subsidiary Companies

9.12 Each Seller warrants that LRI is the legal and beneficial owner of the shares of the Subsidiary Companies (except as otherwise indicated in the said Part B of Schedule 1) and that there is no restriction on the transfer of such shares to the Purchasers. Each Seller warrants that such shares are owned free and clear of any Encumbrances and have been validly issued, fully paid and, where applicable, non-assessable and, no Subsidiary Company owns any equity interest in any other person.

Accounts and Finance Arrangements

9.13 The Transaction Perimeter Financial Information:

(a)	has been prepared [***] and in accordance with the accounting policies, statements and practices stated in Note 1 to the Transaction Perimeter Financial Information on a consistent basis with the Interim Financial Statements; and

(b)	having regard to the purpose for which it was prepared and reviewed, and the fact that it has not been audited nor prepared in the context of a statutory closing process, does not [***] misstate (i) the assets and liabilities of the Group Companies to which they relate as at the Financial Information Date or (ii) the income or cash flow of the Group Companies to which it relates in respect of the period to which that Transaction Perimeter Financial Information relates.

9.14 The Interim Financial Statements:

(a)	have been prepared [***] from the accounting records of each of the relevant Group Companies to which they relate in accordance with IFRS as they would have been prepared for the purpose of the financial reporting of the group consolidation; and

(b)	having regard to the purpose for which they were prepared, as stated in paragraph (a) above, the fact that they have not been audited and the standard normally applied in the preparation of group interim financial reporting information for internal purposes, give [***] view of (i) the assets and liabilities of the companies to which they relate as at the Financial Information Date and (ii) the income and cash flow of the companies to which they relate in respect of the period from 1 January 2014 until the Financial Information Date;

provided that:

(a)	the Sellers shall have no liability under this clause 9.14 if and to the extent that the relevant accounting item was accounted for in accordance with IFRS in the Transaction Perimeter Financial Information; and

(b)	no statement is made or implied in this clause 9.14 in relation to any entities other than the Group Companies or in relation to any business, assets or liabilities of a Group Company that will not be a business, asset or liability of a Group Company following completion of the Carve-Outs and Add-Ons.

9.15 In the period from the Financial Information Date up to 31 January 2015, so far as the Sellers are aware, the business and activities of each Group Company have been carried on materially in the ordinary and usual course.

Compliance with Law; Governmental Authorisations, Licences, Permits, Authorisations and Consents

9.16 Except as would not result in the relevant Group Company(ies) incurring liability in aggregate, when taken together with any liability incurred as a result of the matters referred to in clause 9.25, in excess of [***]

(a)	each Group Company is in compliance in all material respects and has not received any written notice alleging that it is not in compliance in all material respects with any Law (including for the avoidance of doubt any Anti-Bribery Law and all Laws relating to competition and anti-trust) applicable to the conduct of its business;

(b)	each Group Company has obtained all licences, permits, authorisations and consents required for the proper carrying on of its business and all licences, permits, authorisations and consents are valid and subsisting (in each case other than in respect of Intellectual Property Rights); and

(c)	no Group Company is in material breach of any licences, permits, authorisations or consents and, so far as the Sellers are aware, no circumstances exist which may result in any of them being revoked or not renewed, in whole or in part (in each case other than in respect of Intellectual Property Rights).

9.17 Each Seller has in place in respect of its Group Companies compliance policies in respect of applicable Anti-Bribery Law. No written notice has been received and, to the knowledge of that Seller, there is no threatened or pending investigation, inquiry, prosecution or proceeding, which has been notified in writing to the relevant Group Company, either involving any Group Company, any persons who at present are, or who at any time within the [***] were, a Senior Manager of any of the Group Companies (provided that such investigation, inquiry, prosecution or proceeding is in respect of their capacity as Senior Manager of the relevant Group Company), under any Anti-Bribery Law.

Litigation

9.18 There are no suits, actions, arbitrations, tribunals, disciplinary, enforcements, investigation or other proceedings (Proceedings) pending or, so far as that Seller is aware, threatened in writing against any of its Group Companies and, so far as that Seller is aware, no fact or circumstance exists which is likely to or could give rise to any Proceedings, in each case where the initiator of such Proceedings claims or is likely to claim an amount in excess of [***].

9.19 There is no outstanding or pending judgment, sentence, order, decree, arbitral award or decision of any court, tribunal, arbitrator, administrator, or any Governmental Entity (Administrative Proceedings) against any Group Company where the initiator of such Administrative Proceedings claims or is likely to claim an amount in excess of [***].

Tax Matters

9.20 All Tax Returns required to be filed [***] prior to the Closing Date by or on behalf of its Group Companies (either separately or as members of a group of corporations) have been timely filed or will be timely filed before the Closing Date (in each case, subject to permitted extensions applicable to such filing) and are true, complete and accurate in all material respects.

9.21 All Taxes due or owing prior to Closing by any of the Group Companies have been paid (or will be paid) within the prescribed period or any extension thereof other than Taxes that are being contested in good faith.

9.22 None of the Group Companies are involved in any material current dispute with or investigation by any Tax Authority or have in the [***] been the subject of any material dispute with or investigation by any Tax Authority.

Contracts

9.23 Each Material Contract to which one of the Group Companies in which it owns an interest is a party is in full force and effect, and is a valid and binding agreement of such Group Company which is a party thereto and is enforceable against such Group Company in accordance with its terms. So far as that Seller is aware, no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a default by: (i) any of its Group Companies under any Material Contract to which it is a party; or (ii) any other party to any Material Contract to which one of its Group Companies is a party, in each case, except for defaults that would not reasonably be expected to be material.

9.24 The Data Room contains copies of all Material Contracts which can be terminated by the counterparty and/or entitle the counterparty to a payment as a result of, or in connection with, the consummation of the Proposed Transactions.

Environmental Matters

9.25 Except as would not result in the relevant Group Company(ies) incurring liability in aggregate, when taken together with any liability incurred as a result of the matters referred to in clause 9.16, in excess of [***]

(a)	each of its Group Companies is and has been for the period of [***] to 31 January 2015 in compliance in all material respects with all Environmental Laws;

(b)	each of its Group Companies has obtained and maintained in full force and effect the Environmental Consents required under applicable Law in relation to the business of the Group Companies and its processes and activities and is and has been for the period of [***] to 31 January 2015 in compliance in all material respects with all the terms and conditions attached to them; and

(c)	no Group Company (i) received any written notice that remains outstanding of any civil, criminal or administrative action, claim, investigation or other proceedings or suit from any Governmental Entity or third party alleging that it is in material violation of any Environmental Law or Environmental Consents or (ii) is engaged in any litigation or arbitration proceedings or, the subject of any investigations by any Governmental Entity under Environmental Law or, so far as the Seller is aware, has been threatened in writing with any litigation or arbitration proceedings under Environmental Law.

Real Property

9.26 The Group Companies have good and marketable title to the Material Real Estate that they own, free and clear of any Encumbrances, except for Permitted Encumbrances.

9.27 There are no leases, subleases, licenses, concessions, or other written agreements, granting to any third party the right of use or occupancy of any portion of the Material Real Estate owned by its Group Companies and no option or other right exists to purchase, lease or otherwise use or occupy any portion of the Material Real Estate owned by its Group Companies.

9.28 So far as that Seller is aware, no Group Company has received a written notice from any Governmental Entity or any third party that it is not in compliance with Laws in respect of any Material Real Estate that it owns, except as would not reasonably be expected to be material to its operations.

9.29 The Material Real Estate which is not owned by the Group Companies is used and/or occupied by them pursuant to a valid and enforceable title.

Labour Matters

9.30 Except where the failure to be in compliance would not result in the relevant Group Company incurring a liability in excess of [***], each of its Group Companies is in compliance in all material respects with all Laws and collective bargaining agreements applicable to it respecting employment and employment practices, terms and conditions of employment and wages and hours.

Insolvency

9.31 No order has been made or petition presented or resolution passed for the winding up or dissolution of any Group Company or for the appointment of a liquidator, receiver, receiver and manager or examiner to any Group Company.

9.32 No receiver or receiver and manager has been appointed by any person over any Group Company, or over the whole or substantially the whole of the business of any Group Company, nor, so far as the Sellers are aware, have any circumstances arisen which would allow for the appointment of a receiver or receiver and manager in respect of any Group Company, or the whole or substantially the whole of the business of any Group Company, nor has any Group Company requested the appointment of a receiver or receiver and manager.

9.33 No Group Company is insolvent or unable to pay its debts or likely to become insolvent or unable to pay its debts as they fall due.

Information Technology

9.34 There have not, since [***] prior to 31 January 2015, been any failures or breakdowns of any IT Systems which have caused either a disruption or interruption of a material nature to the business of any Group Company.

Pensions

9.35 Except as would not result in the relevant Group Company incurring a liability in excess of [***] in respect of each Benefit Plan: (i) it has been administered in accordance with its terms; (ii) it is in compliance, in all material respects, with the applicable provisions of all Laws; (iii) all reports, returns and similar documents with respect to each Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed and, so far as the Sellers are aware, all reports, returns and similar documents actually filed or distributed were true, complete and correct; and (iv) there are currently no investigations by any Governmental Entity, termination proceedings or other claims by any person (except routine claims for benefits payable under the Benefit Plans) or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that could give rise to any material liability, and, so far as that Seller is aware, there are not any facts or circumstances that could give rise to any such liability in the event of any such investigation, claim or proceeding.

Insurance

9.36 In respect of the Policies that are disclosed in the Data Room: (i) all premiums have been paid in accordance with the terms of such Policies; (ii) such insurances are in full force and effect; (iii) there are no outstanding claims in excess of [***] and (iv) so far as the Sellers are aware, no facts or matters have occurred that are likely to give rise to a claim in excess of [***]

10. LIMITATIONS ON LIABILITY

In the event of any conflict or inconsistency between the provisions of the Deed of Tax Covenant and this clause 10, the provisions of the Deed of Tax Covenant shall prevail. The exclusions, limitations and other provisions applicable to Tax Warranty Claims in the Deed of Tax Covenant shall apply from 31 January 2015 as if they were incorporated herein.

10.1 Loss. Only the Purchasers shall be entitled to Claim for any Loss arising in connection with this Agreement which is suffered by a Purchaser or any member of its Purchaser Group (including, for the avoidance of doubt, Group Companies which become Affiliates of a Purchaser) and, where the Loss is suffered by a Non-Wholly Owned Target Company, only for the Target Percentage of any such Loss.

10.2 Time Limits. No Seller shall be liable for any Warranty Claim or Tax Deed Claim unless that Seller receives from any Purchaser written notice (within [***] of any Purchaser or Designated Purchaser becoming aware of such Claim, provided that a failure to deliver such a notice [***] shall not prevent a Tax Deed Claim being made) containing specific details of the Claim to the extent reasonably available and including that Purchaser’s estimate of the amount of the Warranty Claim, Tax Deed Claim to the extent it is reasonably possible for that Purchaser to so estimate:

(a)	prior to 30 June 2017, in the case of a Warranty Claim other than a Tax Warranty Claim or Environmental Warranty Claim;

(b)	prior to the date that is 4 years after the Closing Date, in the case of an Environmental Warranty Claim (provided that, in relation to an Environmental Claim that relates to Contamination, a Trigger Event has occurred with respect to the Contamination in relation to which a Purchaser seeks to claim and notice of such Trigger Event has been given in accordance with this clause 10.2);

(c)	prior to the date that is 6 years after the Closing Date, in the case of a Tax Claim.

10.3 Thresholds for Claims. No Seller shall be liable for any single Warranty Claim or Tax Deed Claim:

(a)	unless the amount sought pursuant to that single Warranty Claim or Tax Deed Claim (as the case may be) in accordance with the terms of this Agreement [***] or

(b)	unless the aggregate amount of the liability of that Seller for all Warranty Claims and Tax Deed Claims not excluded by paragraph [***].

10.4 Maximum limit for all Claims.

(a)	Subject to clause 10.4(b), the aggregate amount of the liability of each Seller for all Tax Deed Claims or Warranty Claims other than Title Claims and the [***] Shares Indemnity shall not exceed [***];

(b)	Notwithstanding any other provisions of this Agreement, the aggregate amount of the liability of each Seller under or in connection with this Agreement shall not exceed [***].

10.5 Warranty Claim to be withdrawn unless litigation commenced. Any Warranty Claim, shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn [***] after the notice is given pursuant to clause 10.2, unless legal proceedings (including for the avoidance of doubt, arbitration proceedings pursuant to clause 36 of this Agreement) in respect of it have been commenced, by being both issued and served. No new Warranty Claim may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn Warranty Claim.

10.6 Matters disclosed. No Seller shall be liable for any Warranty Claim if and to the extent that the fact, matter, event or circumstance giving rise to such Warranty Claim:

(a)	is Fairly Disclosed in this Agreement or any other Transaction Document; or

(b)	is Fairly Disclosed in the Data Room (as evidenced by the copies of the Data Room referred to in paragraphs (a)(ii), b(ii) and (c)(ii) of the definition of Data Room).

For the avoidance of doubt this clause 10.6 shall not apply in respect of any Tax Deed Claim or Title Claim.

No item contained in the LII/LMI Disclosure or the LII/LMI Q&A shall be deemed to be Fairly Disclosed or otherwise disclosed in relation to any Target Company Warranty Claim and the Parties acknowledge that the LII/LMI Disclosure and the LII/LMI Q&A was not available to the Purchasers on 31 January 2015, the date on which this Agreement was originally entered into as it related to the Target Companies.

10.7 Matters provided for. No Seller shall be liable for any Warranty Claim if and to the extent that the fact, matter, event or circumstance giving rise to the Warranty Claim is accounted for as a liability, provision or reserve in or otherwise taken into account in the calculation of Working Capital or Debt in the Closing Statement, provided that, in relation to those items which are generally (but not specifically) accounted for as a liability, provision or reserve in or otherwise taken into account in the calculation of Working Capital or Debt in the Closing Statement (the General Items), the above limitation will apply in relation to the relevant specific items set out in the Closing Statement which are expressed to relate to the relevant General Item.

10.8 Effective Nature of the Loss. A Purchaser and any member of its Purchaser Group shall only be entitled to make a Warranty Claim for any Loss to the extent and only to the extent such Loss has effectively been sustained by that Purchaser or any member of its Purchaser Group (including the Group Companies), it being specified that:

(a)	any Tax assessment resulting in any reduction of Tax losses or Tax credits shall not constitute an effective Loss sustained by any Purchaser or any member of its Purchaser Group;

(b)	any deficiency assessed by the Tax Authorities the effect of which is to shift a Tax Liability from one fiscal year to another or to modify the jurisdiction in which a Tax Liability is due may give rise to a Warranty Claim only insofar as (i) that Purchaser or any member of its Purchaser Group is required to pay a penalty or interest charge in relation thereto, or (ii) that Purchaser or any member of its Purchaser Group is subject to increased Tax thereon as a result of an increase in applicable or effective Tax rates;

(c)	any deficiency assessed with regard to a Tax which is recoverable (for example, but without limitation, input VAT) shall give rise to a Warranty Claim only insofar as that Purchaser or any member of its Purchaser Group is required to pay a penalty or interest charge in relation thereto;

(d)	any payment due in respect of a Warranty Claim shall be calculated by taking into account the effect of any Tax savings actually received by that Purchaser or any member of its Purchaser Group and/or any increase in the amount of Tax losses available to them for carry-forward or carry-back and resulting from the deductibility of the relevant loss for Tax purposes; and

(e)	any payment due in respect of a Warranty Claim shall be based on the Loss suffered by that Purchaser or any member of its Purchaser Group and, consistent with paragraph (c)(ii) of the definition of Loss, shall be computed [***]

[***];

10.9 Contingent liabilities. If any Warranty Claim or Tax Deed Claim is based upon a liability which is contingent only, no Seller shall be liable to make any payment unless and until such contingent liability gives rise to an obligation to make a payment but each Purchaser has the right under clause 10.1 to give notice of that Warranty Claim or Tax Deed Claim before such time, in which case such Warranty Claim or Tax Deed Claim shall not be subject to clause 10.2.

10.10 No liability for Warranty Claims arising from acts or omissions of a Purchaser. No Seller shall be liable for any Warranty Claim to the extent that it would not have arisen but for, or has been increased or not reduced as a result of, any voluntary act (including, without limitation, any decision to cease operating a plant, terminal or quarry), omission or transaction (including, without limitation, a voluntary disclaimer of any Relief) or any change in accounting or Tax methods (including consolidation methods) or policies (save for any such change that is required in order to comply with any applicable Law in force as at the Closing Date) carried out:

(a)	by a Purchaser or any member of its Purchaser Group (including any Group Company) (or their respective directors, employees or agents or successors in title); or

(b)	by any member of the relevant Seller Group or any of its Group Companies at the direction or request of a Purchaser or any member of its Purchaser Group.

10.11 Purchasers’ failure to comply with its obligations. No Seller shall be liable for any Warranty Claim to the extent that it would not have arisen but for the failure of a Purchaser to comply with any of its obligations under this Agreement.

10.12 Insured Claims. No Seller shall be liable in respect of any Warranty Claim to the extent that the amount of such Warranty Claim is recovered or recoverable (net of any Tax suffered on the proceeds) under a policy of insurance that covers a Group Company (or would have covered such Group Company if the policies of insurance effected by or for the benefit of such Group Company had been maintained after Closing on no less favourable terms than those existing as at 31 January 2015.

10.13 Purchasers’ duty to mitigate. Without prejudice to (i) the common law duty of the Purchasers to mitigate any Loss which it may suffer as a result of any matter giving rise to a Claim, or (ii) the Sellers’ right to claim for breach of contract in respect of Clause 5 of the Deed of Tax Covenant or clause 10.20 hereof , the Purchasers shall procure that all reasonable steps are taken to avoid or mitigate any Loss or damage which it may suffer in consequence of any breach by a Seller of the terms of this Agreement.

10.14 Recovery from third party after payment from Seller. Where a Seller has made a payment to a Purchaser in relation to any Warranty Claim or Tax Deed Claim and that Purchaser or any member of its Purchaser Group (including any Group Company) receives or is entitled to recover (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a payment or Relief which indemnifies or compensates that Purchaser or any member of its Purchaser Group (in whole or in part) in respect of the liability or Loss which is the subject of a Warranty Claim or Tax Deed Claim, that Purchaser or relevant member of its Purchaser Group shall: (i) promptly notify that Seller of the fact and provide such information as that Seller may reasonably require; (ii) take all reasonable steps or proceedings that the Seller may reasonably require to enforce such right; and (iii) pay to that

Seller as soon as practicable after receipt of an amount equal to the amount recovered from the third party (or, in the case of a Relief, the amount that Purchaser or any member of its Purchaser Group will save by virtue of the Relief) (in each case net of Tax and less all reasonably incurred costs of recovery by that Purchaser in recovering that sum).

10.15 Net financial benefit. No Seller shall be liable to satisfy any Warranty Claim to the extent of any corresponding saving by or net quantifiable financial benefit to a Purchaser or any member of its Purchaser Group arising from the matter(s) giving rise to such Warranty Claim, including the amount (if any) by which any Tax for which that Purchaser or any member of its Purchaser Group would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter(s) giving rise to the Warranty Claim.

10.16 No liability for legislation or changes in rates of Tax. No Seller shall be liable for any Warranty Claim or Tax Deed Claim if and to the extent it is attributable to or the amount of such Warranty Claim or Tax Deed Claim is increased as a result of any: (i) legislation not in force at the Closing Date; (ii) change of Law (or any change in interpretation), regulation, directive, requirement or administrative practice (including the published practice of any Tax Authority) after the Closing Date; or (iii) change in the rates of Tax in force at the Closing Date (including if such changes have a retroactive effect) provided in each case that the relevant change was not announced prior to the Closing Date.

10.17 No double recovery. No Purchaser or any member of its Purchaser Group shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one Loss or cost, and for this purpose any recovery by a Designated Purchaser, including from a third party, shall be deemed to be a recovery by that Purchaser. For the avoidance of doubt, any claim under the Title Warranties for the [***] Shares shall bar any Claim under the [***] Share Indemnity under clause 11.

10.18 Waiver of right of set off. The Purchasers and each member of their respective Purchaser Group waive and relinquish any right of set off or counterclaim, deduction or retention which they might otherwise have in respect of any Claim against or out of any payments which they may be obliged to make (or procure to be made) to a Seller pursuant to this Agreement or otherwise. The Sellers waive and relinquish any right of set off or counterclaim, deduction or retention which the Sellers might otherwise have in respect of any Claim against or out of any payments which either Seller may be obliged to make (or procure to be made) to a Purchaser or a member of a Purchaser Group pursuant to this Agreement or otherwise.

10.19 Sellers to have opportunity to remedy breaches. If a breach of this Agreement is capable of remedy, a Purchaser or a member of a Purchaser Group shall only be entitled to compensation if it gives the relevant Seller written notice of the breach and the breach is not remedied within [***] after the date on which such notice is served on the relevant Seller. Without prejudice to their duty to mitigate any Loss, the Purchasers shall (or shall procure that any relevant member of their respective Purchaser Group shall) provide (at the expense of the relevant Seller) all reasonable assistance to the relevant Seller to remedy any such breach.

10.20 Conduct of Third Party Claims.

(a)	Subject to clause 10.20(b), if a Purchaser or any Designated Purchaser becomes aware of any claim or potential claim by a third party, including any Tax Authority or any other Governmental Entity (a Third Party Claim), that might result in a Warranty Claim or Tax Deed Claim being made by that Purchaser, that Purchaser shall:

(i)	promptly (and in any event within [***] of it or a Designated Purchaser becoming aware of it, or when an action is required before a certain date subject to rights’ forfeiture, as soon as reasonably practicable before such date and in any case early enough to enable the relevant Seller to participate in the proceeding) give notice of the Third Party Claim to the relevant Seller and ensure that the relevant Seller and its Representatives are given all reasonable information and facilities to investigate it;

(ii)	not (and ensure that each member of its Purchaser Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the relevant Seller;

(iii)	keep the relevant Seller reasonably informed of the progress of, and any material developments in relation to, the Third Party Claim, consult in good faith with the relevant Seller with respect to the Third Party Claim, and consider in good faith any reasonable request of the relevant Seller to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim; and

(iv)	if requested by the relevant Seller and such disclosure by the Purchaser is permitted by any applicable Law, provide the relevant Seller (at such Seller’s expense) with copies of any material correspondence or other documents relating to the Third Party Claim (subject to legal professional privilege and any obligations of confidence that are binding on the Purchaser or any member of its Purchaser Group and each member of its Purchaser Group).

(b)	Without prejudice to clause 10.20(a), in the case of a Third Party Claim that might result in a Warranty Claim or Tax Deed Claim being made by a Purchaser, from such date as the Sellers:

(i)	to the extent any liability actually arises under this Agreement as a result of a Third Party Claim, accept the right of the Purchaser or the relevant Group Company to be compensated by the Sellers in respect of the Third Party Claim pursuant to the terms of this Agreement (but at all times subject to the limitations on liability set out herein); or

(ii)	fail to provide written approval pursuant to clause 10.20(a)(ii) within [***] after written request from the Purchaser for such approval in respect of the Third Party Claim (in which case the Sellers will be deemed to have agreed to compensate the Purchaser or the relevant Group Company in respect of the subject matter of the Third Party Claim pursuant to the terms of this Agreement (but at all times subject to the limitations on liability set out herein)), such Purchaser shall (subject to the Purchaser or the relevant member of its Purchaser Group being indemnified by the relevant Seller against all reasonable out of pocket costs and expenses incurred in respect of the Third Party Claim) ensure that it and each member of its Purchaser Group shall:

(iii)	take such action as the relevant Seller may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim;

(iv)	allow the relevant Seller to conduct all proceedings and/or negotiations arising in connection with the Third Party Claim; and

(v)	provide such information and assistance as the relevant Seller may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim.

(c)	The Sellers agree that, in respect of any Third Party Claim that might result in a Warranty Claim being made by a Purchaser against all (but not one only) of them, they shall take any and all actions and decisions required by or under this clause 10.20 as if they were a single person.

10.21 Reduction in price for the Subject Shares. Each Seller is entering into the obligations under this Agreement on its own behalf. Accordingly, any payment made by any Seller in respect of a Claim, a Tax Deed Claim or any other claim under this Agreement or under the Deed of Tax Covenant shall, to the maximum extent possible, be deemed to be a reduction in the price paid to that relevant Seller in respect of the relevant Subject Shares.

10.22 Due date for payment of Claims. Any payment due by a Seller to the Purchasers or a member of a Purchaser Group in respect of any Warranty Claim or Tax Deed Claim shall be payable [***] after, as the case may be, including, for the avoidance of doubt, its acceptance of the amount due to the Purchasers in this respect:

(a)	the notification by the relevant Seller to the relevant Purchaser of its acceptance of the Warranty Claim or Tax Deed Claim (as the case may be);

(b)	the date when the amount of such Seller’s liability shall have been finally determined pursuant to an amicable settlement between either: (i) the relevant Purchaser and the Seller in the case of a Warranty Claim or Tax Deed Claim (as the case may be) not based on a Third Party Claim; or (ii) the relevant Purchaser and the relevant third party in the case of a Warranty Claim or Tax Deed Claim (as the case may be) based on a Third Party Claim (provided clause 10.20 has been complied with);

(c)	the definitive and enforceable decision of the arbitral tribunal competent under clause 36 deciding that such payment was due pursuant to the terms of this Agreement; or

(d)	if earlier, the due date for the payment of any Tax to which any Tax Claim relates, provided that:

(i)	where the obligation to pay such Tax is contested by the relevant Seller, the relevant Purchaser shall be obliged, if possible and upon request of the relevant Seller, to file for a postponement of the payment of Tax provided that, if the date on which Tax to which this paragraph applies must be paid to a Tax Authority is deferred following application to the appropriate authority, the date for payment by the relevant Seller shall be the earlier of [***] before the date on which the Tax must be paid to the relevant Tax Authority (notwithstanding any initial deferral but taking into account the impact on the payment date of any action requested by the Sellers) and such date when the amount of Tax is finally and conclusively determined. For this purpose, an amount of Tax shall be deemed to be finally determined when, in respect of such amount, an assessment has been imposed or a decision of court is given against which no appeal is possible or no appeal is made within the prescribed time limit or any binding agreement, whether by compromise or not, is reached with the competent Tax Authority; and

(ii)	where the relevant Seller has made any payment to a Purchaser in relation to such Tax Claim and that Purchaser or any Group Company in which it owns an interest has afterwards received a refund from any Tax Authority in respect of such contested Taxation, an amount equal to the Relevant Percentage (as defined in the Deed of Tax Covenant) of such refund shall be paid by that Purchaser to the relevant Seller within [***] of such receipt.

10.23 Purchasers and Sellers to bring any and all claims.

(a)	Notwithstanding anything to the contrary herein or in any Transaction Document with the exception of the remedies of injunction, specific performance, and other equitable relief where damages alone may not be adequate remedy:

(i)	each of the Purchasers undertakes that none of its Connected Persons (including the Designated Purchasers) shall make, bring or support any claim, counter-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any Transaction Document or any of the transactions contemplated by this Agreement or any Transaction Document against a Seller or any of its Connected Persons;

(ii)	each of the Sellers undertakes that none of its Connected Persons shall make, bring or support any claim, counter-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any Transaction Document or any of the transactions contemplated by this Agreement or any Transaction Document against a Purchaser or any of its Connected Persons(including the Designated Purchasers); and

(iii)	any and all Claims in any way relating to this Agreement or any Transaction Document or any of the transactions contemplated by this Agreement or any Transaction Document shall be made:

(A)	in the case of any Claim by or on behalf of a Purchaser, any Designated Purchaser or any of their Affiliates, exclusively by the Foreign Purchaser (acting as authorised representative of the Purchasers and the Designated Purchasers or any of their Affiliates for such purpose) against LHPI (acting as authorised representative of the Sellers for such purpose); and

(B)	in the case of any Claims by or on behalf of a Seller, exclusively by LHPI (acting as authorized representative of the Sellers for such purpose) against the Foreign Purchaser (acting as authorized representative of the Purchasers and the Designated Purchasers or any of their Affiliates for such purpose), in each case in accordance with the dispute resolution provisions in this Agreement.

(b)	For the purposes of this clause, whichever of LHPI or the Foreign Purchaser is bringing a Claim (whether as agent or otherwise) in accordance with paragraph (a) is termed the Claimant Party and the other of them is termed the Defendant Party. The Parties agree that:

(i)	the Defendant Party shall not raise any defence or objection to any such Claim on the basis that it is made in the name of the Claimant Party acting as agent and/or made against the Defendant Party acting as agent pursuant to the provisions of this clause and shall be deemed to have waived the right to raise and to be estopped from raising any such defence or objection;

(ii)	where a Claim cannot, as a matter of Law, be made by the Claimant Party in its own name as agent for a relevant Affiliate, Designated Purchaser, Local Purchaser or the other Party pursuant to this clause, any such Claim may and shall be assigned by the relevant Affiliate, Designated Purchaser, Local Purchaser or the other Party to the Claimant Party (provided that the liability of the person claimed against shall be no greater and no less than such liability would have been if the assignment had not occurred);

(iii)	the Claimant Party covenants with the Defendant Party to pay to the Defendant Party an amount equivalent to any and all costs suffered or incurred by the Defendant Party or any of its Affiliates as a result of an Affiliate of the Claimant Party, or a Party (or an Affiliate of a Party) other than LHPI or the Foreign Purchaser, making any Claim other than in accordance with this clause and the Claimant Party shall procure that any such Claim made by an Affiliate of the Claimant Party, or a Party (or an Affiliate of a Party) other than LHPI or the Foreign Purchaser, is discontinued and withdrawn with immediate effect; and

(iv)	where a Claim is made by the Claimant Party against the Defendant Party and the Claim results in a payment being required to be made to the Claimant Party, the payment shall be made by the Defendant Party (as principal and/or, if applicable, as agent for its relevant Affiliate(s)) or the relevant other Party(ies) to the Claimant Party (as principal and/or, if applicable, as agent for its relevant Affiliate(s) or the relevant other Party(ies)).

Specific limitations on Environmental Claims

[***]	THE FOLLOWING 2 PAGES HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

11. SELLER INDEMNITY

11.1 Confirmation

Each Seller confirms and undertakes to the Purchasers that LRI is the person entitled to be registered as the owner of the [***] Shares.

11.2 Indemnity

(a)	Each Seller hereby undertakes to indemnify the Purchasers and each Group Company in respect of any Loss that the Purchasers and/or any Group Company may suffer or incur arising out of, or directly or indirectly in connection with:

(i)	any defect in the legal and/or beneficial ownership in the [***] Shares;

(ii)	the exercise or failure to exercise (as the case may be) of any right or rights attaching to the [***] Shares, including, but not limited to, all voting rights and right to receive any dividend,

where such liability arises or relates to any period on and from the Indemnity Reference Date to any period before, on or after Closing; and

(iii)	the documentary stamp tax owed by LRI to the BIR arising on the transfer or purported transfer of the [***] Shares from [***] to LRI where such liability arises prior to Closing.

(b)	For the avoidance of doubt, the obligations of the Sellers under Clause 11.2(a) shall not be affected by the knowledge of the Purchasers or any Group Company (or their respective officers, employees, agents or advisers) or by any documents and/or information in the Data Room relating to the [***] Shares or otherwise.

(c)	Notwithstanding clause 10.4 and subject to clause 11.2(e), the maximum aggregate liability of the Sellers for all [***] Share Indemnity Claim shall be limited to an amount equal to [***]. Any claim under the [***] Share Indemnity under this clause 11 shall bar any Claim under the Title Warranties in respect of the same subject matter.

(d)	Save as provided in clause 11.2(c), none of the limitations set out in clause 10 shall apply in respect of the liability of the Sellers pursuant to this clause.

(e)	Nothing in this clause 11 shall exclude any liability for (or remedy in respect of) any fraudulent misrepresentation or wilful misconduct by the Sellers or any members of the Sellers’ Groups.

(f)	Upon the issuance of the CAR by the BIR authorizing the recording of the transfer of the [***] Shares from [***] to LRI and receipt of the CAR by the Purchasers, the Purchasers shall not have any claim under this clause 11 provided that this will not affect any rights and liabilities which have accrued before the issuance of the CAR.

12. PURCHASER WARRANTIES

12.1 The Foreign Purchaser warrants to each Seller as at 31 January 2015 and the Local Purchaser warrants to each Seller as at the Adhesion Date and the Purchasers warrants to each Seller as at the Closing Date that each of the warranties, to the extent applicable to it, set out in this clause 12 is true, accurate and not misleading.

12.2 Incorporation. Each Purchaser is and, as at the Closing Date each Designated Purchaser will be, validly incorporated, in existence and duly registered under the Laws of its jurisdiction and has full power to conduct its business.

12.3 Authorisations. Each Purchaser has and, as at the Closing Date each Designated Purchaser will have, obtained all corporate authorisations and (other than to the extent relevant to the Conditions and the Clearances) all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Agreement or the other Transaction Documents to which it is a party where failure to obtain them would adversely affect to a material extent its ability to enter into and perform its obligations under this Agreement or the other Transaction Documents to which it is a party.

12.4 No breach. Entry into and performance by each member of the Purchasers Groups of this Agreement and/or any Transaction Document to which it is a party will not: (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents; or (ii) (subject, where applicable, to fulfilment of the Conditions and Clearances) result in a breach of any Laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (in either case) the breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

12.5 No insolvency. Neither Purchaser nor any Designated Purchaser is insolvent or bankrupt under the Laws of its jurisdiction of incorporation, unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no Insolvency Proceedings in respect of either of the Purchasers or any Designated Purchaser and no events have occurred which would justify such Insolvency Proceedings being commenced. No steps have been taken to enforce any Encumbrance over any assets of either of the Purchasers or any Designated Purchaser and no event has occurred to give the right to enforce such Encumbrance.

12.6 Conditions and Clearances. Neither Purchaser is aware of any fact, matter or circumstances that will, or is likely to, prevent or materially delay the fulfilment of any of the Conditions or the obtaining of any of the Clearances.

12.7 Foreign Purchaser Financing Agreements. The Foreign Purchaser (or any member(s) of the Foreign Purchaser Group): (i) had as at 31 January 2015 and will have at Closing committed loan facilities under the Foreign Purchaser Financing Agreements, and (ii) will at Closing have available cash, which together will at Closing unconditionally provide in immediately available funds the necessary cash resources to pay the Price of the Subject Shares and meet its other obligations under this Agreement. The Foreign Purchaser Financing Agreements involve no material pre-conditions and the Foreign Purchaser or any member of the Foreign Purchaser Group will be able to satisfy all conditions of drawdown to such agreements at or prior to Closing. The Foreign Purchaser has made available to the Sellers accurate and complete copies of the Foreign Purchaser Financing Agreements (redacted to exclude any sensitive information relating to fees or other financial terms).

12.8 Disclosure to Sellers. There are no contracts, agreements, arrangements or other understandings (whether reduced to writing or not), in relation to the Proposed Transactions, between:

(a)	the Foreign Purchaser or any of its Representatives on the one hand and providers of debt or equity finance (or any of their Representatives) on the other hand; or

(b)	the Foreign Purchaser or any of its Representatives or providers of debt finance (or any of their Representatives) on the one hand, and any third party on the other hand:

(i)	involving any payment of money or other benefits, or the giving of any indemnity or other assurance, in connection with the Proposed Transaction;

(ii)	otherwise concerning the Proposed Transaction; or

(iii)	which are conditional upon the Proposed Transaction,

in each case, other than those which have been disclosed in writing to the Sellers.

12.9 No default under Purchasers Financing Agreements. No default or draw stop event under any of the Foreign Purchaser Financing Agreements has occurred nor is the Foreign Purchaser aware of any event or circumstance which could reasonably be expected to constitute such a default or draw stop event which in each case would enable the relevant lenders to refuse to provide funds under the Foreign Purchaser Financing Agreements.

12.10 Purchaser awareness. Prior to its execution of this Agreement, the Foreign Purchaser has had the opportunity to conduct a due diligence review of the Group Companies and has had access to confidential documents, data and other materials pertaining thereto.

12.11 Anti-Bribery. Each member of the Purchasers’ respective Purchaser Group has in place compliance policies in respect of applicable Anti-Bribery Law.

12.12 No further sale. The Foreign Purchaser warrants that as at 31 January 2015:

(a)	it has complied with the confidentiality agreement in respect of the Proposed Transactions entered into between the Purchaser and Lafarge and Holcim dated 19 September 2014; and

(b)	it has no intention to sell, on or after the Closing Date, all or some of the Subject Shares or all or some of the assets of the Group Companies, to any person that is not a member of any of the Purchasers’ respective Purchaser Group.

13. TRANSFER TAXES

The provisions of this clause 13 shall come into effect at Closing.

Payment of Transfer Taxes

13.1 Subject to the provisions of clause 13.2, the Purchasers shall bear the cost of all Transfer Taxes in all jurisdictions where they are payable by the Purchasers or Designated Purchasers either in relation to the transfer of the Subject Shares or otherwise arising as a result of this Agreement, any other Transaction Document or the Proposed Transactions (which, for the avoidance of doubt, shall not include the stock transaction tax or capital gains tax (if any) payable by the Sellers in the Philippines in relation to the transfer of the Subject Shares), and shall be responsible for arranging the payment of any such Transfer Taxes, including fulfilling any administrative or reporting obligation imposed by the relevant jurisdiction in connection with such payment. The Purchasers shall deliver to the Sellers, within 5 Business Days following the date any such Transfer Tax becomes due, reasonable evidence that such Transfer Tax has been duly and timely paid to the relevant Tax Authority. The Purchasers covenant with each Seller to pay to the relevant Seller an amount equivalent to any Loss suffered by such Seller or any member of its Seller Group as a result of the Purchasers failing to comply with their obligations under this clause 13.1.

13.2 The Sellers shall bear the cost of all Transfer Taxes in all jurisdictions where they relate to a clawback of any relief, exemption or concession previously granted to the Sellers or any Group Company (to the extent that such clawback directly results from the Proposed Transaction), and shall be responsible for arranging the payment of any such Transfer Taxes, including fulfilling any administrative or reporting obligation imposed by the relevant jurisdiction in connection with such payment. The Sellers shall deliver to the Purchasers, within 5 Business Days following the date any such Transfer Tax becomes due, reasonable evidence that such Transfer Tax has been duly and timely paid to the relevant Tax Authority. Each Seller covenants with each Purchaser to pay to each Purchaser an amount equivalent to any Loss suffered by each Purchaser or any member of its Purchaser Group as a result of the relevant Seller failing to comply with its obligations under this clause 13.2.

13.3 The Sellers shall, within 25 Business Days of payment of all Transfer Taxes in relation to the transfer of the LCLC Subject Shares and the LCSPI Subject Shares, deliver to the Purchasers the tax clearance and Certificate Authorizing Registration issued by the appropriate Revenue District Office of the Bureau of Internal Revenue.

13.4 Any and all stock transaction tax and capital gains tax that may be imposed on or in connection with the sale of the Subject Shares shall be for the account of the Sellers. The Sellers shall deliver to the Purchasers within 5 Business Days following the date such Taxes becomes due evidence that such Taxes have been duly and timely paid to the relevant Tax Authority.

14. INSURANCE

14.1 From 31 January 2015 until the Closing Date, each Seller shall procure that relevant members of its Seller Group and its Group Companies shall continue in force all policies of insurance maintained by them in respect of its Group Companies and their businesses

(including in respect of the Material Real Estate of its Group Companies, except for such Material Real Estate that is leased and where there is an obligation on the landlord to insure).

14.2 Upon Closing, all insurance cover arranged by each Seller (or its Seller Group) in relation to its Group Companies and their businesses (whether under policies maintained with third party insurers or other members of its Seller Group) shall cease (other than in relation to insured events taking place before Closing). Each Seller shall procure that after Closing, each Group Company continues to have access to and is entitled to notify or make claims under such policies after Closing in respect of events that arose before Closing. No member of any Purchaser Group shall make any claim under any such policies in relation to insured events arising after Closing. The Sellers shall use all reasonable endeavours after the Closing to procure that (i) the Sellers and any member of either Seller Group provide the Purchasers with such information and co-operate as the Group Companies require in order to deal with the management of claims made or notified under such policies and (ii) monies due under such policies to any Group Company in respect of claims (notified or made either before or after Closing in respect of events that arose before Closing) after taking into account any deductible under the policies and less any taxation suffered on the proceeds are paid to the relevant Group Company. If any such payment is received by a Seller or a member of the Sellers’ Group rather than the relevant Group Company, the Sellers shall procure that the Seller or member of the Sellers’ Group shall transmit such payment to the relevant Group Company (subject to the deductions referred to in this clause 14.2), as soon as reasonably practicable after receipt. Each Seller shall be entitled to make arrangements with its insurers to reflect this clause.

15. CHANGES OF NAME

15.1 The Purchasers shall procure that:

(a)	as soon as reasonably practicable after the Closing Date and in any event no later than [***] afterwards in the case of LRI and LMI and [***] afterwards in the case of LCSPI and LII (in each case, to the extent practicable in accordance with applicable Law), the name of any Group Company which consists of or incorporates the word “Lafarge” is changed to a name which does not include that word or any name which, in the reasonable opinion of LHPI, is substantially or confusingly similar; and

(b)	save as otherwise agreed on behalf of certain of the Parties, as soon as reasonably practicable after the Closing Date and in any event no later than the end of the relevant Phase-Out Period, the Group Companies shall:

(i)	cease to use any Lafarge Corporate Marks or any mark, name or logo which, in the reasonable opinion of LHPI, is substantially or confusingly similar to any of them; and

(ii)	remove or cover any Lafarge Corporate Mark on all signs, billboards, advertising materials, telephone listings, labels, stationery, office forms, trucks, packaging or other properties or materials of the Group Companies.

For the purpose of this clause 15.1, Phase-Out Period shall mean:

(iii)	in respect of trucks and silos, a period of [***] after the Closing Date;

(iv)	in respect of signage, a period of [***] after the Closing Date;

(v)	in respect of stock, until depletion of the stock and, in any event, by no later than a period of [***] after the Closing Date; and

(vi)	in respect of any other matters, a period of [***] after the Closing Date.

15.2 The Purchasers:

(a)	agree to notify the Sellers promptly of any infringement or improper use by any third party of any Corporate Mark of which any of the Purchasers becomes aware, and permit the relevant Seller to have sole discretion and control with regards to any proceedings related to such infringement or improper use, and no Purchaser shall in any circumstances make any admissions or settle any action in connection with such infringement or improper use;

(b)	agree to ensure that any use of the Corporate Marks shall be subject to standards of quality and specifications that conform to those quality standards and operational specifications currently used by the relevant Seller and shall otherwise conform with all applicable Laws; and

(c)	covenant to pay to the relevant Seller (or, as applicable, to its Representatives, successors or assigns) an amount equal to any and all Losses arising out of or relating to the use by any of the Purchasers of the Corporate Marks where such use (i) is in breach of the obligations set out in sub-paragraphs (a) and (b) above, or (ii) in the relevant Seller’s reasonable opinion is intentionally misleading.

16. INFORMATION, RECORDS AND ASSISTANCE POST-CLOSING

16.1 During the period of 5 years after the Closing Date each member of the Purchasers Groups shall:

(a)	maintain the books, accounts, customer lists and all other records held by it after Closing to the extent that they relate to the Group Companies and to the period up to Closing (the Records); and

(b)	following receipt of a written request from a Seller, provide the relevant Seller (at that Seller’s cost) with reasonable access during normal working hours on Business Days to (and the right to take copies of) the Records to the extent that they relate to that Seller’s Group Companies, subject always to the provisions of clause 21.1 and applicable Law.

16.2 For a period of 6 years after the Closing Date or for such longer period as any Claim or Third Party Claim remains outstanding, each member of the Purchasers Groups shall (at the relevant Seller’s expense) also give such assistance to each Seller and any member of its Seller Group as the relevant Seller may reasonably request in relation to any third party proceedings by or against any member of its Seller Group so far as they relate to its Group Companies, including proceedings relating to employees’ claims or Tax.

17. POST-CLOSING COVENANTS

17.1 Each Seller undertakes that it shall not, and shall procure that no member of its Seller Group shall, at any time for a period of [***] from the Closing Date, offer to employ or seek to entice away a Senior Manager from any of the Group Companies in which it owns an interest directly or indirectly. Each of the Purchasers undertakes that it shall not, and shall procure that no member of its Purchaser Group (including the Group Companies) shall, at any time for a period of [***] from the Closing Date, offer to employ or seek to entice away any Senior Manager from the Sellers Groups.

17.2 Nothing in clause 17.1 shall prohibit the solicitation or the employment or engagement by a Party or any of its Affiliates of any Senior Manager (or any replacement for any Senior Manager):

(a)	required by Law;

(b)	resulting from any general public advertisement placed by or on behalf of a Party or any of its Affiliates that is not directed at such person;

(c)	following the expiration of a [***] period after the voluntary resignation by such person from the relevant Group Company or Seller Group member without solicitation that would otherwise be prohibited under clause 17.1; or

(d)	following the expiration of a [***] period after the termination of such person’s employment or engagement by the relevant Group Company or Seller Group member.

17.3 For a period of not less than 1 year from the Closing Date, the Purchasers will, and will cause the Group Companies and the Designated Purchasers to, provide each Transferred Employee salary or wages, opportunities for commissions, bonuses, incentive compensation (excluding actual equity securities of the Sellers or their Affiliates) and employee benefits on at least as favourable terms in the aggregate as those currently applicable to such Transferred Employee. The Sellers undertake to provide all information requested by the Purchasers in good time before Closing for the purposes of enabling the Purchasers to comply with its obligations under this clause 17.

17.4 To the extent that the employment relationship of a Transferred Employee does not transfer by operation of applicable Law, as of the Closing Date, the Purchasers will, or will cause a Group Company or Designated Purchaser to, offer each of such Transferred Employees an employment position that is suitable and appropriate for such employee’s level of qualification and substantially equivalent to his or her employment role and purpose as at the Closing Date.

17.5 To the extent applicable to the Transferred Employees, the Purchasers shall assume each collective bargaining agreement or similar agreement with employee representatives to which the relevant Group Company is a party, and shall thereafter be solely responsible for all duties, obligations and liabilities related thereto arising after the Closing Date, but only to the extent applicable to the Transferred Employees.

17.6 For a period of not less than 1 year from the Closing Date, the Purchasers undertake not to engage in, or permit, a plant closing nor any mass layoff, collective redundancy program or comparable plan or action with respect to any of the Group Companies. This undertaking shall not apply to the closing of any plant, any mass lay off or collective redundancy program which any member of either Seller Group or any Group Company had disclosed to a works council and/or publicly announced prior to the Closing Date.

17.7 The Purchasers undertake to take, as soon as reasonably practicable and in any case within 30 Business Days following Closing, any and all actions required in any relevant jurisdiction, including but not limited to the updating of applicable records of Governmental Entities, to fully effect each of the director resignations referred to in clause 7.4(c). The

Sellers shall provide to the Purchasers and the members of any Purchaser Group all reasonably required assistance in order for any Purchaser to be able to comply with its obligations under this clause 17.7.

17.8 Where by operation of applicable Law, as of the Closing Date, a Transferred Employee cannot be retained in a Benefit Plan of a Group Company, the Purchasers will calculate any transfer payment required in relation to that Transferred Employee on an accrued benefit obligation basis determined by the actuarial adviser to the Benefit Plan or, if greater, the minimum amount required to comply with applicable Laws.

Anti-embarrassment

17.9 The purpose of clauses 17.9 to 17.11 (inclusive) is to ensure that, if a direct or indirect sale or transfer (including by way of a co-investment or of an initial public offering) of any of the Group Companies and/or a part of the business or assets of any of them to a person not being another member of a Purchaser Group other than a disposal pursuant to clause 5.21 (a Third-Party Disposal) takes place at any time after the Closing Date but prior to the date that is 18 months following Closing (the No Disposal Period), the Sellers shall be entitled to an increase in the Price of the Subject Shares under this Agreement.

17.10 Each of the Purchasers undertakes to each of the Sellers that, if a Third-Party Disposal occurs at any time during the No Disposal Period, that Purchaser shall pay the Additional Consideration to the relevant Seller(s), and such Additional Consideration shall increase the Price of the Subject Shares accordingly. For the purpose of this clause 17.10, Additional Consideration means, in relation to a Third-Party Disposal, an amount equal to 50 per cent. of the amount by which the consideration due by the relevant buyer(s) in respect of the relevant Third-Party Disposal or, in the case of a co-investment in a Group Company or part of the business thereof, the value of the relevant part of the Group Company or the part of the business underlying such co-investment (the Third-Party Consideration) exceeds that part of the Price of the Subject Shares allocated to the relevant Group Company(ies) or the relevant part of the business thereof under this Agreement. For the purposes of such calculation, the part of the Price of the Subject Shares allocated to the business of a Group Company shall be determined on the basis of the proportion of the 2014 EBITDA generated by such business relative to the aggregate 2014 EBITDA of the relevant Group Company. In the event that the Third-Party Consideration takes, in whole or in part, a form other than cash, the above calculation shall be effected on the basis of the cash equivalent value of such Third-Party Consideration as agreed among the Parties or, failing such agreement, as determined by an independent expert of international repute pursuant to the procedures set out in clauses 4.3 to 4.14 applied mutatis mutandis to such determination of cash equivalent value.

17.11 The relevant Purchaser shall pay the Additional Consideration to the Sellers by no later than 5 Business Days after receipt by the relevant member of its Purchaser Group of the Third-Party Consideration. For the avoidance of doubt, in the event that the Third-Party Consideration is paid in more than one payment, that Purchaser’s obligation under this clause 17.11 shall apply in respect of each of such payment.

18. NO RIGHTS OF RESCISSION OR TERMINATION

No Purchaser shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Closing). This shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

19. PAYMENTS

19.1 Notwithstanding anything to the contrary in this Agreement:

(a)	any payment to be made pursuant to this Agreement by a Purchaser can also be made by the relevant Designated Purchaser, as may be agreed by the Purchasers and the Sellers, in which case the Purchasers shall procure the completion by the relevant Designated Purchaser of any such payment; and

(b)	any payment to be made pursuant to this Agreement to a Purchaser can also be made to the relevant Designated Purchaser, as may be agreed by the Purchasers and the Sellers.

19.2 The Sellers shall procure that the Purchasers do not incur, when repaying any Inter-Company Trading Amount and Inter-Company Non-Trading Receivables pursuant to clause 8, any penalty, early repayment fee or other similar exceptional payment due as a result of payment occurring on Closing rather than on such amount’s normal due term.

19.3 Any payment to be made pursuant to this Agreement by the Purchasers (or any member of the Purchasers Groups) shall be made to the Sellers’ Bank Account or if applicable the Security Account. Any payment to be made pursuant to this Agreement by a Seller shall, following notification to both of the Purchasers, be made to the Purchasers’ Bank Accounts (or, as applicable, the bank account of the relevant Designated Purchaser as may be notified by the Purchasers in writing at least 3 Business Days before the date on which the relevant payment is to occur).

19.4 Payment under this Agreement shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation. Any payment made in satisfaction of a liability arising under a Seller Obligation or a Purchaser Obligation shall adjust the relevant Price of the Subject Shares to the extent of such payment.

19.5 All sums payable by a member of a Purchaser Group under this Agreement (including in respect of any Purchaser Obligation) or by a Seller under this Agreement (including in respect of any Seller Obligation) shall be paid free and clear of all deductions or withholdings whatsoever and, to the extent not paid on the due date for payment, shall accrue Default Interest from (but including) the due date to (but excluding) the date of actual payment.

19.6 If any deduction or withholding is required by Law from any such payment then, the Parties shall pay such additional amount as will, after such deduction or withholding has been made, leave the relevant other Parties with the full amount which would have been received by them had no such deduction or withholding been required to be made.

19.7 For the avoidance of doubt if, notwithstanding such payment being treated by the Parties as a reduction of the Price of the Subject Shares as provided in clause 10.21, any Tax Authority imposes Tax on any sum paid to a Purchaser under this Agreement or under the Deed of Tax Covenant, the sum so payable shall not be increased by such amount as would ensure that, after payment of the Tax so charged, that Purchaser would receive and retain a sum equal to the amount that would otherwise be payable under this Agreement or the Deed of Tax Covenant.

19.8 The Parties shall take such reasonable steps as requested by another Party (the Requesting Party), at the cost of the Requesting Party, to minimise any deduction or withholding referenced in clause 19.6 above or Tax charged as referenced in clause 19.7 above.

19.9 Any sum payable by one Party to another under or pursuant to this Agreement is exclusive of any applicable VAT. If any VAT is or becomes chargeable on any supply made by any Party under or pursuant to this Agreement for which the Party making the supply is required to account, the recipient of the supply shall, subject to the receipt of a valid VAT invoice, pay to the Party making the supply (in addition to, and at the same time as, any other consideration for that supply) an amount equal to such VAT.

19.10 Any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date.

20. ANNOUNCEMENTS

20.1 On the execution of this Agreement and on the Closing Date, in each case at a time agreed by the Parties, the Parties shall issue the relevant Press Release. Unless agreed otherwise, no Party nor any of its Affiliates shall make any other announcement or issue any circular in connection with the Proposed Transaction, the existence or subject matter of this Agreement or any other Transaction Document unless the announcement or circular is required by Law, by any stock exchange or any regulatory or supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law. If this exception applies, the Party who is (or whose Affiliate is) making the announcement or issuing the circular shall use all reasonable endeavours to consult with the other Parties in advance as to its form, content and timing.

21. CONFIDENTIALITY

21.1 For the purposes of this clause 21:

(a)	Confidential Information means:

(i)	(in relation to the obligations of the Purchasers) any information received or held by a Purchaser (or any of its Representatives) relating to any Seller, or the Seller Groups or, prior to Closing, any of the Group Companies;

(ii)	(in relation to the obligations of the Sellers) any information received or held by a Seller (or any of its Representatives) relating to the Purchasers or the Purchasers Groups or, following Closing, any of its Group Companies; and

(iii)	information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents,

and includes written information and information transferred or obtained orally, visually, electronically or by any other means;

(b)	Representatives means, in relation to a Party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that Party and/or of its respective Affiliates.

21.2 Each of the Sellers and each Purchaser shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose

Confidential Information to any person except: (i) as this clause 21 permits; or (ii) as the other Parties approve in writing.

21.3 Clause 21.2 shall not prevent disclosure by a Party or its Representatives to the extent it can demonstrate that:

(a)	disclosure is required by Law or properly required by any stock exchange or any regulatory, governmental or antitrust body (including any Tax Authority) having applicable jurisdiction whether or not the requirement has the force of law (provided that the disclosing Party shall first inform the other Parties of its intention to disclose such information and take into account the reasonable comments of the other Parties);

(b)	save in respect of Confidential Information held by the Sellers or the Sellers Groups relating exclusively to the commercial strategy, pricing and performance projections (but not the accounts, historic performance, or financial impact in the context of Seller Group performance) of the Group Companies prior to Closing, disclosure is of Confidential Information which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(c)	disclosure is of Confidential Information which has previously become publicly available other than through that Party’s fault (or that of its Representatives);

(d)	disclosure is to its debt providers in connection with the Proposed Transactions and such debt providers’ confidentiality obligations to such Party are of a substantially similar standard to clause 21;

(e)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document); or

(f)	(with respect to the Foreign Purchaser only) disclosure to a potential local purchaser prior to such person/entity having validly adhered to this Agreement as the Local Purchaser by executing an Adhesion Letter in the form set out in Schedule 8, provided that nothing in this clause 21 shall prevent disclosure of Confidential Information by a Purchaser to a Designated Purchaser.

21.4 Each of the Sellers and each of the Purchasers undertakes that it (and its Affiliates) shall only disclose Confidential Information to its Representatives if it is reasonably required for purposes connected with this Agreement and the Proposed Transactions and only if the Representatives are informed of the confidential nature of the Confidential Information.

21.5 If this Agreement terminates, the Purchasers shall, as soon as reasonably practicable on request by a Seller:

(a)	return to that Seller all written documents and other materials relating to that Seller, any of its Group Companies or this Agreement (including any Confidential Information) which that Seller (or its Representatives) has provided to the Purchasers (or its Representatives);

(b)	destroy all information or other documents substantially derived from such Confidential Information; and

(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device,

provided that each of the Purchasers shall be entitled to retain a single copy of each of the above solely for record keeping purposes which shall at all times be subject to obligations contained in this clause 21 notwithstanding the termination of this Agreement.

22. ASSIGNMENT

22.1 Except as provided in this clause 22 or unless the Sellers and the Purchasers specifically agree in writing, no person shall, directly or indirectly, assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement or under the Deed of Tax Covenant nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this clause 22 shall be void.

22.2 At any time during the No Disposal Period only, the benefit of the Warranties and the Deed of Tax Covenant may be assigned (in whole or in part) by a Purchaser to any person, provided that:

(a)	that Purchaser shall notify such assignment to each Seller by no later than the date that is 10 Business Days before the date of such assignment; and

(b)	the provisions of clause 10.20 shall, for the avoidance of doubt, still apply in respect of the enforcement of any Claims.

22.3 If an assignment is made in accordance with this clause 22, the liabilities of the members of the Seller Group to the Purchaser Group under this Agreement shall be no greater than such liabilities would have been if the assignment had not occurred.

23. FURTHER ASSURANCES

23.1 Each of the Sellers and each of the Purchasers shall (at their own cost), for a period of 6 months from the Closing Date, execute (or procure the execution of) such further documents as may be required by Law or are agreed by the Parties (such agreement not to be unreasonably withheld or delayed) to be necessary to implement and give effect to this Agreement.

24. WRONG POCKETS

24.1 Save as otherwise agreed between certain of the Parties, if at any time until the date that is 9 months after Closing:

(a)	any of the Purchasers or any Group Company, or any of their respective Affiliates, holds an Excluded Asset or receives any amount in respect of that Excluded Asset, then that Purchaser shall, or that Purchaser shall procure that the relevant Group Company or Affiliate shall, as promptly as reasonably practicable, remit, or cause to be remitted, at no cost, such amount or Excluded Asset to the appropriate Seller, or its relevant Affiliate, as the case may be;

(b)	any of the Purchasers or any of its Affiliates is required to make (and effectively makes) any payment in respect of an Excluded Asset, the relevant Seller shall, as promptly as reasonably practicable, remit an amount equal to the amount of such payment to that Purchaser or its relevant Affiliate, as the case may be;

(c)	a Seller or any member of the Seller Group, holds an Included Asset or receives any amount in respect of that Included Asset, then that Seller shall, or that Seller shall procure that the relevant member of its Seller Group shall, as promptly as reasonably practicable, remit, or cause to be remitted, at no cost, such amount or Included Asset to the appropriate Group Company; or

(d)	a Seller or any member of the Seller Group, is required to make (and effectively makes) any payment in respect of an Included Asset, the Purchaser shall, as promptly as reasonably practicable, remit an amount equal to the amount of such payment to the relevant Seller or its relevant Affiliate, as the case may be.

25. SUPPLY AGREEMENTS

25.1 The Purchasers shall review the Supply Agreements within one (1) month of the Closing Date. To the extent that the Foreign Purchaser, acting on behalf of the Purchasers, requests reasonable amendments to the Supply Agreements within one (1) month of the Closing Date, the relevant member of the Seller Group shall consider those requests in good faith, and any accepted amendments shall be incorporated into the Supply Agreements, as soon as reasonably practicable and in any event no later than twenty (20) Business Days after such amendment to the Supply Agreements is requested.

25.2 If the Sellers or the Purchasers identify, within twenty (20) Business Days after the Closing Date that a member of the Seller Group was supplying goods to a Group Company other than the type of goods that are supplied under a Supply Agreement, then if, and to the extent, that such arrangements were in place in the [***] prior to 31 January 2015 the Sellers and the Purchasers shall, as soon as reasonably practicable, procure the entry into such supply agreement pursuant to which a member of the Seller Group shall, for a period of up to [***] after the Closing Date, supply those goods to the applicable Group Company on terms similar and/or equivalent to the material terms on which those goods were supplied to that Group Company during the [***] prior to 31 January 2015 or on such other commercially reasonable terms as may be agreed between the Foreign Purchaser, acting on behalf of the Purchasers, and the Sellers.

26. COSTS

26.1 Subject to clause 13 and except as otherwise provided in this Agreement (or any other Transaction Document), each of the Sellers and each of the Purchasers shall be responsible for its own costs, charges and other expenses (including those of their Affiliates) incurred in connection with the Proposed Transactions.

27. NOTICES

27.1 Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received: (i) at the time of delivery, if delivered by hand, registered post or courier; or (ii) at the time of transmission if delivered by fax provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

27.2 The addresses and fax numbers of the Parties for the purpose of clause 27.1 are:

For the Sellers:

LHPI

Address:	Net Lima, Unit 10-A, The Metropolis, 5th Avenue Corner
26th Street, E-Square Crescent Park West, Bonifacio Global
City, Taguig City, Philippines
Fax:	[***]
For the attention of:	Corporate Secretary
With a copy to:

[***]	[***]
Cleary Gottlieb Steen and Hamilton LLP	Cleary Gottlieb Steen and Hamilton LLP
12, rue de Tilsitt	12, rue de Tilsitt
75008 Paris, France	75008 Paris, France
Fax: [***]	Fax: [***]
Email: [***]	Email: [***]

For the Purchasers:

Foreign Purchaser
Address:	Belgard Castle, Belgard Road, Clondalkin, Dublin 22, Ireland
Fax:	[***]
With a copy via email to:	[***]
For the attention of:	[***]

With a copy to:

[***]	[***]
Arthur Cox	Arthur Cox
Earlsfort Centre	Earlsfort Centre
Earlsfort Terrace	Earlsfort Terrace
Dublin 2, Ireland	Dublin 2, Ireland
Email: [***]	Email: [***]
Fax: [***]	Fax: [***]

CRH

Address:	42 Fitzwilliam Square, Dublin 2, Ireland

Fax:	[***]
With a copy via email to:	[***]
For the attention of:	[***]

With a copy to:
[***]	[***]

Arthur Cox	Arthur Cox
Earlsfort Centre	Earlsfort Centre
Earlsfort Terrace	Earlsfort Terrace
Dublin 2, Ireland	Dublin 2, Ireland
Email: [***]	Email: [***]
Fax: [***]	Fax: [***]

27.3 A copy of any notice under this Agreement must be sent simultaneously by the Party giving such notice to each other Party to this Agreement. The notice shall be deemed to have been received for the purposes of clause 27.1 on the date on which the last recipient receives such notice (determined in accordance with clause 27.1).

28. CONFLICT WITH OTHER AGREEMENTS

28.1 If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the Parties to this Agreement and as between any members of each Seller Group and any members of each Purchaser Group) unless: (i) such other agreement expressly states that it overrides this Agreement in the relevant respect; and (ii) the Sellers and the Purchasers are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

28.2 Without prejudice to clause 28.1 the Purchasers undertake that no claim shall be made by any member of the Purchasers Groups under any of the Implementing Agreements.

29. WHOLE AGREEMENT

29.1 This Agreement and the other Transaction Documents together set out the whole agreement between the Parties in respect of the Proposed Transactions and supersede and extinguish any prior agreement, understandings, undertakings, arrangements, representations and warranties (whether oral or written) relating to the Proposed Transactions. It is agreed that:

(a) no Party in entering into this Agreement or the other Transaction Documents relies on or shall have any remedy in respect of, any prior drafts or prior agreements, understandings, undertakings, arrangements, representations and warranties (of any nature whatsoever, of any person whether party to this Agreement or not and whether written or oral) in relation to the Proposed Transactions;

(b)	no Party (or any of its Connected Persons) shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of any other Party (or any of its Connected Persons) in relation to the Proposed Transactions which is not expressly set out in this Agreement or any other Transaction Document and no Party (or any of its Connected Persons) shall have any claim or remedy in respect of innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement;

(c)	any terms or conditions implied by Law in any jurisdiction in relation to the Proposed Transactions are excluded to the fullest extent permitted by Law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

(d)	the only right or remedy of a Party in relation to any provision of this Agreement or any other Transaction Document and any of the transactions contemplated herein or therein shall be for breach of this Agreement or the relevant Transaction Document; and

(e)	except for any liability in respect of a breach of this Agreement or any other Transaction Document, no Party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other Party (or its respective Connected Persons) in relation to the Proposed Transactions, provided that this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation or wilful misconduct.

29.2 Each Party agrees to the terms of this clause 29 on its own behalf and on behalf of each of its Connected Persons.

No Other Representation or Warranty

29.3 Except for the Warranties, no Seller nor any member of a Seller Group or any of the Group Companies makes any express or implied representation or warranty to any of the Purchasers or any member of the Purchasers Groups. Each of the Purchasers acknowledges and agrees that, except as provided under the Warranties, no other statement, promise or forecast made by or on behalf of a Seller or any member of a Seller Group or the Group Companies may form the basis of any claim by a Purchaser or any other member of its Purchaser Group under or in connection with this Agreement or any Transaction Document. In particular, no Seller nor any member of a Seller Group or any of the Group Companies makes any representation or warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or opinion provided to the Purchasers or any of their Connected Persons on or before the date of this Agreement (including any documents in the Data Room). Nothing in this clause shall exclude any liability for (or remedy in respect of) any fraudulent misrepresentation or wilful misconduct by the Sellers or any members of the Sellers Groups.

No Recourse against Directors

29.4 Except in the case of fraud or wilful misconduct, a Purchaser shall not, and shall cause its Connected Persons not to, make any claim against any former or current manager, officer, director or employee of the Group Companies (including those resigning on the Closing Date) with respect to any decisions adopted by any of the Group Companies prior to the Closing Date or otherwise seek the liability of any such person in connection with their having held such position.

30. WAIVERS, RIGHTS AND REMEDIES

30.1 Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

30.2 The Parties acknowledge to the others that each of them may be irreparably harmed by any breach by it or any of the Designated Purchasers (as applicable) of this Agreement, and that damages alone may not necessarily be an adequate remedy. The Parties acknowledge to each other that, without affecting any other rights or remedies, if a breach of this Agreement by it or any of the Designated Purchasers (as applicable) occurs or is threatened, the remedies of injunction, specific performance and other equitable relief, or any combination of these remedies, shall be available and no proof of special damages will be necessary to enforce this Agreement and, if any of such remedies is sought in relation to any threatened or actual breach of the terms of this Agreement, the Parties hereby irrevocably waive any rights they may have to oppose that remedy on the grounds that damages would be an adequate alternative.

31. COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

32. VARIATIONS

No amendment of this Agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of each of the Parties.

33. INVALIDITY

Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the Law of any jurisdiction, it shall have no effect in that respect and the Parties shall use all reasonable endeavours to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

34. NO THIRD PARTY ENFORCEMENT RIGHTS

No person other than each Seller and each Purchaser shall have any right to enforce any provision of this Agreement under any Law of any jurisdiction, whether under any statutory provision or otherwise.

35. NO PARTNERSHIP

This Agreement shall not operate as to create a partnership or joint venture of any kind between the Parties or constitute any Party as the agent to another Party.

36. GOVERNING LAW AND ARBITRATION

36.1 This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and interpreted in accordance with, English law.

36.2 Any dispute arising in connection with this Agreement shall be submitted exclusively to a three-arbitrator arbitration administered in accordance with the Arbitration Rules of the International Chamber of Commerce. The seat of the arbitration shall be Amsterdam, the Netherlands and the proceedings shall be conducted in the English language.

36.3 The arbitral tribunal shall have the power to order the consolidation of any arbitration proceedings (prior to the commencement of the oral phase in the first filed of such proceedings) commenced under this Agreement or under any of the Transaction Documents in respect of disputes, controversies or claims which raise similar issues of law or fact having regard to good, swift and efficient administration of justice as determined by the arbitral tribunal. Until the arbitral tribunal has been constituted, the Purchasers and/or the Sellers may be joined as an additional party to an arbitration under this Agreement or under any of the Transaction Documents.

SIGNATURE

This Agreement is signed by duly authorised representatives of the Parties:

SIGNED	)	SIGNATURE:	[***]
for and on behalf of	)		[***]
LAFARGE HOLDINGS	)	NAME:	[***]
(PHILIPPINES), INC.	)		[***]

SIGNED	)	SIGNATURE	[***]
for and on behalf of	)		[***]
CALUMBOYAN HOLDINGS, INC.	)	NAME:	[***]

	)	SIGNATURE	[***]
	)		[***]
	)	NAME:	[***]

[Signature page to Amended and Restated Put and Call Options Agreement]

SIGNED	)	SIGNATURE	[***]
for and on behalf of	)		[***]
ROUND ROYAL, INC.	)	NAME:	[***]

	)	SIGNATURE	[***]
	)		[***]
	)	NAME:	[***]

[Signature page to Amended and Restated Put and Call Options Agreement]

SIGNED	)	SIGNATURE	[***]
for and on behalf of	)		[***]
SOUTHWESTERN CEMENT VENTURES, INC.	)	NAME:	[***]

	)	SIGNATURE	[***]
	)		[***]
	)	NAME:	[***]

[Signature page to Amended and Restated Put and Call Options Agreement]

SIGNED	)	SIGNATURE:	[***]
for and on behalf of	)		[***]
CRH INTERNATIONAL	)	NAME:	[***]

[Signature page to Amended and Restated Put and Call Options Agreement]

SIGNED	)	[***]
for and on behalf of	)	[***]
CRH PLC	)	[***]

[Signature page to Amended and Restated Put and Call Options Agreement]